    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 2, 1996
                                                      REGISTRATION NO. 333-01121
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                         J.P. MORGAN & CO. INCORPORATED
             (Exact name of Registrant as specified in its charter)

                         DELAWARE                                                   13-2625764
     (State or other jurisdiction or incorporation of
                       organization)                                   (I.R.S. Employer Identification No.)

                     J.P. MORGAN INDEX FUNDING COMPANY, LLC
             (Exact name of Registrant as specified in its charter)

                         DELAWARE                                                   13-3863618
     (State or other jurisdiction of incorporation or
                       organization)                                   (I.R.S. Employer Identification No.)

                            ------------------------
                                 60 WALL STREET
                         NEW YORK, NEW YORK 10260-0060
                            TEL. NO. (212) 483-2323
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                            RACHEL F. ROBBINS, ESQ.
                         General Counsel and Secretary

                         J.P. MORGAN & CO. INCORPORATED
                                 60 WALL STREET
                         NEW YORK, NEW YORK 10260-0060
                            TEL. NO.: (212) 648-3535
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                                   COPIES TO:

                  GENE A. CAPELLO, ESQ.                                     B. ROBBINS KIESSLING, ESQ.
       VICE PRESIDENT AND ASSISTANT GENERAL COUNSEL                          CRAVATH, SWAINE & MOORE
              J.P. MORGAN & CO. INCORPORATED                                     WORLDWIDE PLAZA
                      60 WALL STREET                                            825 EIGHTH AVENUE
              NEW YORK, NEW YORK 10260-0060                               NEW YORK, NEW YORK 10019-7475

                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  From time to time after the effective date of this Registration Statement as determined by market conditions.

    If any of the securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/
                            ------------------------
                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                                                            PROPOSED
                                                                           PROPOSED          MAXIMUM
                                                                            MAXIMUM         AGGREGATE        AMOUNT OF
TITLE OF EACH CLASS OF                                  AMOUNT TO BE    OFFERING PRICE   OFFERING PRICE    REGISTRATION
  SECURITIES TO BE REGISTERED                           REGISTERED(1)  PER UNIT(1)(2)(3)     (1)(2)(3)        FEE(5)
--------------------------------------------------------------------------------------------------------------------------
Preferred Securities of the Company...................   $700,000,000                                       $241,379.31
--------------------------------------------------------------------------------------------------------------------------
Guarantees of Preferred Securities of the Company, the
  Related Note Guarantee of the Related Note of Morgan
  Guaranty by, and certain backup obligations under
  the LLC Agreement and the Expense Agreement of, J.P.
  Morgan..............................................        (4)
--------------------------------------------------------------------------------------------------------------------------
Total.................................................   $700,000,000                                       $241,379.31
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Such indeterminate number of Preferred Securities of the Company as may from time to time be issued at indeterminate prices.

(2) Estimated pursuant to Rule 457 under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The aggregate public offering price of the Preferred Securities of the Company registered hereby will not exceed $700,000,000.

(3) Exclusive of accrued interest and distributions, if any.

(4) The back-up obligations of J.P. Morgan, in addition to the Guarantee and the Related Note Guarantee, consist of the obligations of J.P. Morgan with respect to the Preferred Securities that are set forth in the LLC Agreement and the Expense Agreement. No separate consideration will be received for the Guarantee, the Related Note Guarantee or such backup obligations. See "Effect of the Obligations Under the Guarantee, the Related Note Guarantee and the Related Note" in the applicable Prospectus Supplement.

(5) Previously paid.        ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
$700,000,000
J.P. MORGAN INDEX FUNDING COMPANY, LLC
Preferred Securities guaranteed to the extent set forth herein by

J.P. MORGAN & CO. INCORPORATED
                            ------------------------

J.P. Morgan Index Funding Company, LLC (the "Company"), a Delaware limited liability company, may offer, from time to time, preferred securities representing preferred limited liability company interests in the Company ("Preferred Securities"). The payment of periodic cash distributions ("distributions") with respect to Preferred Securities out of moneys held by the Company and payments on liquidation, redemption or otherwise with respect to such Preferred Securities will be guaranteed on a subordinated basis by J.P. Morgan & Co. Incorporated, a Delaware corporation ("J.P. Morgan"), to the extent described herein (the "Guarantee"). See "Description of the Guarantee". The Company will invest the proceeds from the issuance of Preferred Securities and, at the option of the Company, related Common Securities in unsecured notes (each, a "Related Note") of Morgan Guaranty Trust Company of New York ("Morgan Guaranty"), a trust company with full banking powers organized under the laws of the State of New York, and payments to the Company on liquidation, redemption or otherwise with respect to the Related Notes will be guaranteed on a subordinated basis by J.P. Morgan to the extent described herein (the "Related Note Guarantee"). See "Description of the Related Note Guarantee". J.P. Morgan's obligations under the Guarantee and Related Note Guarantee are subordinate and junior in right of payment to all other liabilities of J.P. Morgan and rank pari passu with the most senior preferred stock outstanding as of the date hereof of J.P. Morgan. Related Notes may be issued and sold from time to time by Morgan Guaranty to the Company in connection with the investment of the proceeds from the offering of Preferred Securities and, at the option of the Company, common securities (the "Common Securities") of the Company. J.P. Morgan, through its obligations under the Guarantee, the Related Note Guarantee, the LLC Agreement and the Expense Agreement, taken together, will provide a full and unconditional guarantee, on a subordinated basis, of payments due on the Preferred Securities.

Specific terms of the Preferred Securities in respect of which this Prospectus is being delivered (the "Offered Securities") will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement") with respect to such Offered Securities, which will describe, without limitation and where applicable, the following: (i) in the case of Preferred Securities, the designation, number of securities, liquidation preference per security (including, without limitation, a description of any indexation thereof), initial public offering price, any listing on a securities exchange, distribution rate (or method of calculation thereof), dates on which distributions shall be payable and dates from which distributions shall accrue, any voting rights, terms for any conversion or exchange into other securities, any redemption, exchange or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions relating to the Preferred Securities and the terms upon which the proceeds of the sale of the Preferred Securities shall be used to purchase a specific Related Note of Morgan Guaranty;
(ii) in the case of the applicable Related Note, the specific designation, aggregate principal amount (including, without limitation, a description of any indexation thereof), denomination, maturity, premium, if any, any exchange, conversion, redemption or sinking fund provisions, if any, interest rate (which may be fixed or variable), if any, the time and method of calculating interest payments, if any, dates on which premium, if any, and interest, if any, will be payable, the right of Morgan Guaranty, if any, to defer payment of interest on the Related Note and the maximum length of such deferral period, and (iii) the initial public offering price, subordination terms, and other specific terms of the offering.

The Offered Securities may be offered in amounts, at prices and on terms to be determined at the time of offering; provided, however, that the aggregate initial public offering price of all Offered Securities shall not exceed $700,000,000. Any Prospectus Supplement relating to any series of Offered Securities will contain information concerning certain United States Federal income tax considerations, if applicable, for purchasers and holders of the Offered Securities.

SEE "RISK FACTORS WITH RESPECT TO ALL PREFERRED SECURITIES" ON PAGE 17 AND "RISK FACTORS WITH RESPECT TO COMPS" ON PAGE 18 FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN ANY PREFERRED SECURITIES OR COMPS, AS APPLICABLE. AN INVESTOR IN COMPS COULD LOSE ITS ENTIRE INVESTMENT.

The Company may sell the Offered Securities directly, through agents designated from time to time or through underwriters or dealers. See "Plan of Distribution". If any agents of the Company or any underwriters or dealers are involved in the sale of the Offered Securities, the names of such agents, underwriters or dealers and any applicable commissions and discounts will be set forth in any related Prospectus Supplement.

No dealer, salesperson or any other individual has been authorized by the Company or J.P. Morgan to give any information or to make any representation other than those contained or incorporated by reference in this Prospectus or any accompanying Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of J.P. Morgan, Morgan Guaranty or the Company since the date hereof.

THE SECURITIES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER FEDERAL AGENCY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.


The date of this Prospectus is [     ], 1996.

                             AVAILABLE INFORMATION

This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by J.P. Morgan and the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to J.P. Morgan, the Company and the Offered Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

J.P. Morgan is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information concerning J.P. Morgan can be inspected and copied at prescribed rates at the Commission's Public Reference Room, Judiciary Plaza, 450 Fifth Street, Northwest, Washington, D.C. 20549, as well as the following Regional Offices of the Commission: Seven World Trade Center, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Such reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, on which J.P. Morgan common stock is traded, at 20 Broad Street, New York, New York 10005.

No separate financial statements of the Company have been included herein. J.P. Morgan does not consider that such financial statements would be material to holders of the Preferred Securities because (i) all of the voting securities of the Company will be owned, directly or indirectly, by J.P. Morgan, a reporting company under the Exchange Act, (ii) the Company has no independent operations and exists for the sole purpose of issuing securities and investing the proceeds thereof in Related Notes to be issued by Morgan Guaranty, and (iii) the obligations of the Company under the Preferred Securities that may be issued from time to time are fully and unconditionally guaranteed, on a subordinated basis, by J.P. Morgan to the extent that the Company has funds available to meet such obligations. See "Description of the Related Notes", "Description of the Guarantee" and "Description of the Related Note Guarantee".

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


J.P. Morgan hereby incorporates by reference in this Prospectus J.P. Morgan's Annual Report on Form 10-K for the year ended December 31, 1995 (included in its Annual Report to Stockholders), the Quarterly Reports of J.P. Morgan on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, and J.P. Morgan's Reports on Form 8-K dated January 11, 1996, February 6, 1996, February 20, 1996, February 23, 1996, April 11, 1996, May 13, 1996, July 11, 1996, and August 13,
1996, heretofore filed pursuant to Section 13 of the Exchange Act.


In addition, all reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

J.P. MORGAN WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE FOREGOING DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS). WRITTEN REQUESTS SHOULD BE DIRECTED TO THE OFFICE OF THE SECRETARY, J.P. MORGAN & CO. INCORPORATED, 60 WALL STREET, NEW YORK, NEW YORK 10260-0060. TELEPHONE REQUESTS MAY BE DIRECTED TO (212) 648-2157.

                         J.P. MORGAN & CO. INCORPORATED

J.P. Morgan, whose origins date to a merchant banking firm founded in London in 1838, is the holding company for a group of global subsidiaries that provide a wide range of financial services to corporations, governments, financial institutions, institutional investors, professional firms, privately held companies, nonprofit organizations, and financially sophisticated individuals. J.P. Morgan's activities are summarized below.

FINANCE AND ADVISORY

J.P. Morgan provides strategic advice and capital raising services to its broad range of clients. J.P. Morgan advises clients on the financial and business implications of corporate strategies, which may result in mergers, acquisitions, divestitures, recapitalizations, privatizations, joint ventures, and restructurings. J.P. Morgan also provides advice on defensive strategies and analysis and research on capital structure. J.P. Morgan structures and executes financing strategies in markets throughout the world. These strategies may involve commercial paper, syndicated loans, private placements, and the underwriting of both debt and equity, as well as other financing techniques. J.P. Morgan also extends credit, accepts deposits, and provides a variety of other banking and financial services.

SALES AND TRADING

J.P. Morgan is an active participant, as a principal and as an agent for clients, in the markets for all major financial instruments, and it engages in hedging and managing a wide variety of financial risks both for clients and its own account. J.P. Morgan trades debt and equity securities in U.S. and international markets, and it distributes these securities to investors. J.P. Morgan structures, executes and makes markets in swaps, options, and other derivative instruments, and it buys and sells foreign currencies, conducting all of these transactions with clients and counterparties around the world. J.P. Morgan also trades certain commodities, and it buys and sells the loans of emerging market countries and other debtors. Market activities for clients and for its own account are supported by credit, economic, market, and fundamental industry and company research.

ASSET MANAGEMENT AND SERVICING

J.P. Morgan provides investment management services to institutional investors and investment management and fiduciary services to private clients, consisting of wealthy individuals, their families, and their businesses. J.P. Morgan manages employee benefit plans for corporations, state and local governments, and unions. Investment management services are also provided to a broad spectrum of other institutional investors, including foundations, endowments, sovereign governments, and insurance companies. Discretionary and nondiscretionary investment management services, credit and deposit products, and investment banking services are provided to private clients as well as fiduciary services, consisting of generational planning and trust and estate administration services.

J.P. Morgan provides operational services such as the administration of American and other depositary receipts as well as U.S. money transfer, and global trust and agency services. J.P. Morgan operates the Euroclear System, the world's largest clearance and settlement system for internationally traded securities, under contract to the Euroclear System Societe Cooperative in Brussels, Belgium. J.P. Morgan also serves as a futures commission merchant in the execution and clearance of futures contracts on major futures exchanges worldwide.

EQUITY INVESTMENTS

J.P. Morgan invests in debt and equity securities for its own account. The firm acquires equity securities for investment purposes primarily through private placements, recapitalizations, and corporate restructurings.

ASSET AND LIABILITY MANAGEMENT

Asset and liability management activities include managing the interest rate risk that arises from the firm's interest-rate-sensitive assets and liabilities. A variety of instruments, both on- and off-balance sheet, in numerous currencies are used in an integrated manner to achieve the firm's objectives.

REGULATION

J.P. Morgan is subject to regulation under the Bank Holding Company Act of 1956 (the "Act"). Under the Act, J.P. Morgan is required to file certain reports with the Board of Governors of the Federal Reserve System (the "Board") and is subject to examination by the Board. The Act generally precludes J.P. Morgan and its subsidiaries from engaging in nonbanking activities, or from acquiring more than 5% of any class of voting securities of any company engaging in such activities, unless the Board has determined, by order or regulation, that such proposed activities are closely related to banking. Federal law and Board interpretations limit the extent to which J.P. Morgan and its subsidiaries can engage in certain aspects of the securities business. Under Board policy, J.P. Morgan is expected to act as a source of financial strength to each subsidiary bank and to commit resources to support such subsidiary bank, even in circumstances where J.P. Morgan might not be in a financial position to do so.

The Glass-Steagall Act prohibits affiliates of banks that are members of the Federal Reserve System, including J.P. Morgan Securities Inc. ("JPMSI"), from being "engaged principally" in bank-ineligible underwriting and dealing activities (mainly corporate debt and equity securities). As interpreted by the Board, this prohibition restricts JPMSI's gross revenues from such activities to a maximum of 10% of its total gross revenues. J.P. Morgan continues to seek ways to expand the limits on such activities, including the reform of the Glass-Steagall Act, necessary to achieve our strategic objectives.

Morgan Guaranty, J.P. Morgan's largest subsidiary, is a member of the Federal Reserve System. It and J.P. Morgan Delaware, another wholly owned subsidiary of J.P. Morgan, are members of the Federal Deposit Insurance Corporation ("FDIC"). Their businesses are subject to both U.S. federal and state law and to examination and regulation by U.S. federal and state banking authorities. In 1996, an application was filed with the Federal Reserve Bank of New York and the states of New York and Delaware to merge Morgan Guaranty and J.P. Morgan Delaware. The Federal Reserve Bank of New York and the States of Delaware and New York approved the merger of Morgan Guaranty and J.P. Morgan Delaware with a June 1, 1996 effective date. J.P. Morgan and its nonbank subsidiaries are affiliates of Morgan Guaranty and J.P. Morgan Delaware within the meaning of the applicable federal statutes. Such banks are subject to restrictions on loans and extensions of credit to J.P. Morgan and certain other affiliates and on certain other types of transactions with them or involving their securities.

Among other wholly owned subsidiaries:

        JPMSI is a broker-dealer registered with the Securities and Exchange Commission and is a member of the National Association of Securities Dealers, the New York Stock Exchange, and other exchanges.

        J.P. Morgan Futures Inc. is subject to regulation by the Commodity Futures Trading Commission, the National Futures Association, and the commodity exchanges and clearinghouses of which it is a member.

        J.P. Morgan Investment Management Inc. is registered with the Securities and Exchange Commission as an investment adviser under the Investment Advisers Act of 1940, as amended.

        J.P. Morgan subsidiaries conducting business in other countries are also subject to regulations and restrictions imposed by those jurisdictions, including capital requirements.

The principal executive office of J.P. Morgan is located at 60 Wall Street, New York, New York 10260-0060, and its telephone number is (212) 483-2323.

As used in this Prospectus, unless the context otherwise requires, the term "J.P. Morgan" refers to J.P. Morgan & Co. Incorporated and its consolidated and unconsolidated subsidiaries.

                     J.P. MORGAN INDEX FUNDING COMPANY, LLC

J.P. Morgan Index Funding Company, LLC, is a Delaware limited liability company formed pursuant to (i) the filing of a certificate of formation with the Secretary of State of the State of Delaware on November 21, 1995 and (ii) the amended and restated limited liability company agreement, dated May 15, 1996, and effective as of November 21, 1995 (the "LLC Agreement"), filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. J.P. Morgan will directly or indirectly acquire all Common Securities of the Company. The Company exists for the exclusive purposes of (i) issuing the Preferred and Common Securities representing undivided beneficial interests in the assets of the Company, (ii) investing the proceeds of the Preferred and, at the option of the Company, Common Securities in Related Notes of Morgan Guaranty and (iii) engaging in only those other activities necessary or incidental thereto.

Pursuant to the LLC Agreement, the Common Securities will be owned by J.P. Morgan and by J.P. Morgan Ventures Corporation, a Delaware corporation and a wholly-owned subsidiary of J.P. Morgan ("JPM Ventures"). J.P. Morgan and JPM Ventures will be the Managing Members of the Company, as defined in the LLC Agreement.

Pursuant to the LLC Agreement, the Managing Members of the Company have unlimited liability for the debts, obligations and liabilities of the Company in the same manner as a general partner of a Delaware limited partnership (which do not include obligations to holders of Preferred Securities in their capacity as such), to the extent not fully satisfied and discharged by the Company. That liability on the part of such members is for the benefit of, and is enforceable by, the liquidating trustee of the Company in the event of its dissolution and is for the benefit of third parties to whom the Company owes such debts, obligations and liabilities. The holders of Preferred Securities, in their capacity as members of the Company, are not liable for the debts, obligations or liabilities of the Company (subject to their obligation to repay any funds wrongfully distributed to them).

The rights of the holders of each series of Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the applicable Prospectus Supplement and this Prospectus.


J.P. Morgan currently intends to (i) form a trust, the sole purpose of which is to invest in and hold Related Notes, (ii) cause such trust to obtain an exemption from the provisions of the Investment Company Act of 1940 and (iii) cause the Company to merge with and into such trust, with such trust assuming all liabilities of the Company and with such trust being entitled to all of the Company's rights under the Related Note Guarantee and any outstanding Related Notes. Holders of ComPS outstanding at the time of such merger will be notified prior to the date thereof.

                                USE OF PROCEEDS

The proceeds to the Company from the sale of the Preferred Securities offered from time to time hereby and, at the option of the Company, related Common Securities will be invested in one or more Related Notes of Morgan Guaranty, the proceeds of which will be used by Morgan Guaranty for general corporate purposes and for hedging its obligation under the relevant Related Note, except as may otherwise be set forth in the applicable Prospectus Supplement.

                       CONSOLIDATED RATIOS OF J.P. MORGAN

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES


                                        SIX MONTHS
                                           ENDED                 YEAR ENDED DECEMBER 31,
                                         JUNE 30,     ---------------------------------------------
                                           1996       1995   1994   1993(A)     1992(B)     1991(C)
                                        -----------   ----   ----   -------     -------     -------
    Excluding Interest on Deposits....      1.42      1.35   1.40     1.70(a)     1.53(b)     1.42(c)
    Including Interest on Deposits....      1.30      1.24   1.28     1.46(a)     1.31(b)     1.23(c)


---------------

     (a) For the year ended December 31, 1993, the ratio of earnings to fixed charges, including the cumulative effect of a change in the method of accounting for postretirement benefits other than pensions, was 1.64 excluding interest on deposits and 1.43 including interest on deposits.
     (b) For the year ended December 31, 1992, the ratio of earnings to fixed charges, including the cumulative effect of a change in the method of accounting for income taxes, was 1.67 excluding interest on deposits and 1.39 including interest on deposits.
     (c) For the year ended December 31, 1991, the ratio of earnings to fixed charges, including the extraordinary gain on early retirement of debt, was 1.43 excluding interest on deposits and 1.24 including interest on deposits.

  CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS


                                        SIX MONTHS
                                           ENDED                 YEAR ENDED DECEMBER 31,
                                         JUNE 30,     ---------------------------------------------
                                           1996       1995   1994   1993(A)     1992(B)     1991(C)
                                        -----------   ----   ----   -------     -------     -------
    Excluding Interest on Deposits....      1.41      1.34   1.39     1.69(a)     1.52(b)     1.40(c)
    Including Interest on Deposits....      1.29      1.23   1.27     1.46(a)     1.31(b)     1.22(c)


---------------

     (a) For the year ended December 31, 1993, the ratio of earnings to combined fixed charges and preferred stock dividends, including the cumulative effect of a change in the method of accounting for postretirement benefits other than pensions, was 1.63 excluding interest on deposits and 1.42 including interest on deposits.
     (b) For the year ended December 31, 1992, the ratio of earnings to combined fixed charges and preferred stock dividends, including the cumulative effect of a change in the method of accounting for income taxes, was 1.65 excluding interest on deposits and 1.39 including interest on deposits.
     (c) For the year ended December 31, 1991, the ratio of earnings to combined fixed charges and preferred stock dividends, including the extraordinary gain on early retirement of debt, was 1.41 excluding interest on deposits and 1.23 including interest on deposits.

                    DESCRIPTION OF ALL PREFERRED SECURITIES

The Company is authorized by the LLC Agreement to issue, from time to time, one or more series of Preferred Securities having terms described in the Prospectus Supplement relating to each. Each series of Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred or other special rights or such restrictions, as shall be set forth in the Prospectus Supplement relating to such Preferred Securities, including (i) the distinctive designation of such Preferred Securities, (ii) the number of Preferred Securities issued in such series, (iii) the annual distribution rate (or method of determining such rate) for such Preferred Securities and the date or dates upon which such distributions shall be payable,
(iv) whether distributions on such Preferred Securities shall be cumulative, and, in the case of Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on such Preferred Securities shall be cumulative, (v) the amount or amounts (or the method for determining such amount or amounts) which shall be paid out of the assets of the Company to the holders of such Preferred Securities upon voluntary or involuntary dissolution, winding-up or termination of the Company, (vi) the obligation, if any, of the Company to purchase or redeem , and the option of the holders of Preferred Securities, if any, to redeem, Preferred Securities issued by the Company and the price or prices at which, the period or periods within which and the terms and conditions upon which such Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation, (vii) the voting rights, if any, of such Preferred Securities in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities as a condition to specified action or amendments to the LLC Agreement, and (viii) any other relevant rights, preferences, privileges, limitations or restrictions of Preferred Securities consistent with the LLC Agreement and with applicable law.


All Preferred Securities offered hereby will be guaranteed, on a subordinated basis, by J.P. Morgan to the extent set forth below under "Description of the Guarantee".


Certain United States federal income tax considerations applicable to any offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

In connection with the issuance from time to time of Preferred Securities, the Company may issue Common Securities. Upon an event of liquidation, termination or winding-up of the Company, the rights of the holders of the Common Securities to payments in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Preferred Securities. Each holder of Common Securities will be a "Managing Member" of the Company, as defined in the LLC Agreement. All of the Common Securities will be directly or indirectly owned by J.P. Morgan.

Each series of Preferred Securities will be subject to redemption prior to the Stated Maturity thereof upon the occurrence of a Tax Event or an Investment Company Event (each, a "Special Event") upon the terms set forth in the applicable Prospectus Supplement.

                            DESCRIPTION OF THE COMPS

Among the types of Preferred Securities currently contemplated for issuance by the Company are one or more series of Preferred Securities sharing the characteristics described below (each such series, "ComPS"). The following description is a general description of all series of ComPS, and prospective purchasers of any series of ComPS should consult the applicable Prospectus Supplement for such series and other documents referred to or incorporated by reference therein (including, without limitation, any public documents filed after the date hereof and any amendments to any document referred to herein).

GENERAL

The Principal Amount of each series of ComPS to be paid upon any amortization of principal and at the Stated Maturity of such series (the "Redemption Value") will be determined with reference to, and will fluctuate based on, the level of a commodity index (referred to herein as the "Applicable Index" or collectively as the "Applicable Indices"), as specified in the applicable Prospectus Supplement.


The Applicable Index will be one of the following types: (i) an "excess return" index, the change in value of which will be calculated with reference to the changes in value of certain futures contracts on the relevant commodity (the "Benchmark Contracts"), which contracts are replaced regularly as the determinant of change in value of the Applicable Index according to the methodology used in calculating the JPM Indices as described herein (such index referred to herein as an "Excess Return Index"), (ii) a "total return" index, calculated in the same manner as an Excess Return Index but including an additional component of return (the "Collateral Return") arising from interest accrued on the fluctuating value of the Applicable Index (such index referred to herein as a "Total Return Index") or (iii) the price of the relevant commodity as reported in the pricing source identified in the Prospectus Supplement, which may be the settlement prices for futures contracts on the underlying commodity or prices of the underlying commodity determined by the relevant market participants, reporting services or associations at the official price determination, in each case during the applicable distribution period, Early Determination Period or Determination Period (such index referred to herein as a "Price Reference Index"). ComPS for which the Applicable Index is a Price Reference Index in which all distributions and the Principal Amount are indexed to the value at any time in U.S. dollars (the "Dollar Equivalent Value") of bullion (i.e., gold, silver, platinum or palladium) will be referred to as "Bullion ComPS". For the purposes of this Prospectus, "Principal Amount" shall mean (a) in the case of Bullion ComPS, the applicable portion of the applicable fixing price of the applicable amount of the applicable bullion commodity at any time (the "Bullion ComPS Principal Amount"), (b) in the case of all other Preferred Securities, the Redemption Value, Early Redemption Value or stated liquidation preference thereof, as applicable, as if determined as of such time, and (c) in the case of any Related Note, the principal amount thereof at such time determined pursuant to the terms thereof.


Each commodity underlying the Applicable Index will be one of the commodities included in the J.P. Morgan Commodity Index (the "JPMCI") (i.e., aluminum, copper, nickel, zinc, heating oil, natural gas, unleaded gasoline, crude oil, gold, silver and platinum), one of the JPMCI sub-indices, palladium or such other commodity as may be specified in the applicable Prospectus Supplement. As described herein, the JPMCI is computed on an excess return and a total return basis. The variations of the JPMCI, including the permutations of the JPMCI in the form of sub-indices, which may be based on one or more commodities (whether computed on an excess return or total return basis) and which have been or may be originated and calculated by Morgan Guaranty, are collectively referred to herein as the "JPM Indices". JPM Indices which are based upon only one underlying commodity (whether computed on an excess return or total return basis) are referred to as "JPM Individual Indices".


ComPS are principal-at-risk securities linked directly to the performance of an Applicable Index. For Bullion ComPS, if the index rises from the starting value (which is set on the day of pricing), the Redemption Value of such ComPS will be greater than the original issue price. If the Applicable Index declines from the starting value, the Redemption Value of such ComPS will be less than the original issue price. For Excess Return or Total Return ComPS, if the Applicable Index decreases over the life of the ComPS, or if the percentage increase in the Applicable Index is less than the amount of the Factor, the Redemption Value of such ComPS will be less than the Issue Price. If the percentage increase in the Applicable Index is greater than the amount of the Factor, the Redemption Value will be greater than the Issue Price. In no circumstances will the Redemption Value of the ComPS be less than zero, but the Redemption Value could be more or less than the issue price. Because an investor's principal redemption is linked to the performance of an Applicable Index calculation, it is important to understand on what the Applicable Index calculation is based. Subject to the more specific discussion of each item elsewhere in this Prospectus and in the relevant Prospectus Supplement, following is a general summary of Bullion ComPS, Excess Return ComPS and Total Return ComPS:

       BULLION COMPS


Bullion ComPS, which are linked to the cash price of bullion (i.e., gold, silver, platinum or palladium), pay both dividends and principal based on the price of the applicable bullion. The Principal Amount of a Bullion ComPS is the Dollar Equivalent Value of a certain number or fraction of ounces of the applicable bullion. Each dividend is calculated as a percentage rate of the Principal Amount (which will fluctuate) Each full dividend will be equal to the applicable fraction of the annual dividend rate times the Dollar Equivalent Value of the spot price of the applicable bullion at such time in the London bullion market multiplied by the fractional number of ounces to which each Bullion ComPS is linked. Thus, the amount of each dividend will vary. Upon redemption, the Redemption Value will be equal to the Dollar Equivalent Value of the 10-day average of the spot price of the applicable bullion in the London bullion market multiplied by the number or fraction of ounces of the applicable bullion to which each Bullion ComPS is linked. Therefore, both the dividend payments and the Redemption Value will fluctuate based on the spot price of the applicable bullion determined in the London bullion markets. Any events which adversely affect the spot price of the applicable bullion will adversely affect both the dividend payments on and the Redemption Value of such Bullion ComPS.


       EXCESS RETURN COMPS


ComPS which are linked to an Excess Return Index pay a fixed or floating dividend rate on the Face Amount of such ComPS (which will equal the initial price) and the Redemption Value of such ComPS is linked to the performance of the applicable Excess Return Index, reduced by the applicable Factor. At maturity, an investor will receive a principal amount determined by the following formula: Face Amount X (the 10-day average of the Applicable Index/the Applicable Index set on the day of pricing, minus the Factor). Thus, the Redemption Value is linked directly to the performance of the applicable Excess Return Index, reduced by the applicable Factor (e.g., if the ending average ending value of the Applicable Index is twice the beginning value, the Redemption Value will be twice the initial price, reduced by the applicable Factor). The Factor is a percentage which reduces the principal amount to account for the planned expenses to be incurred by the issuer in replicating the Applicable Index and issuing the ComPS.


An Excess Return Index, which is described more fully herein under "The JPM Indices--Excess Return Methodology", represents the cumulative return of holding an unlevered position in the designated nearby commodity futures contracts underlying such Applicable Index. Generally, since each Excess Return Index is linked directly (i.e., on a one-to-one basis) to the underlying futures contracts, a 1% change on any day in the value of the specific underlying designated futures contract will create a 1% change in the value of the Applicable Index for such day. Because the designated futures contracts underlying the Excess Return indices have maturities (generally less than three months) which are shorter than the maturity of the ComPS, the index calculation methodology replaces the underlying contract used to determined the daily change in the value of the Applicable Index with the next designated contract of the same commodity on a periodic basis. This process of replacement is called "rolling", and the 5-day period during which the replacement occurs is called the "Rollover Period". For any month during which a roll occurs, the daily change in value of an Excess Return Index for all days prior to the Rollover Period is calculated as 100% of the daily change of the existing ("old") underlying designated contract. Beginning with the first day after the beginning of the Rollover Period, the daily change in an Excess Return Index is calculated based 80% on the percentage change of the old contract and 20% on the percentage change in the replacement ("new") designated contract. Similar 20% adjustments are made in the weights attributable to each contract's change such that, by the day after the Rollover Period ends and for all subsequent days until the next Rollover Period, 100% of the daily index change is attributable to the percentage change of the newly-designated contract.


Therefore, ComPS linked to an Excess Return Index pay dividends which are a fixed or floating percentage of the Face Amount, and pay a principal amount upon redemption or at maturity which varies directly with the performance of an Excess Return Index, reduced by the applicable Factor. The change in an Excess Return Index is linked directly to the percentage change in the designated contracts underlying such index. Thus, any events which affect the designated contracts underlying such Excess Return Index may affect the Redemption Value of such ComPS.

       TOTAL RETURN COMPS


ComPS which are linked to a Total Return Index will pay a fixed or floating dividend based on the Face Amount (i.e., the initial price) of such ComPS and the principal receivable upon redemption or at maturity is directly linked to the performance of a Total Return Index, reduced by the applicable Factor. At maturity, an investor in Total Return ComPS will receive a principal amount determined by the following formula: Face Amount X (the 10-day average of the Applicable Index/the Applicable Index set on the day of pricing, minus the Factor). The Factor is a percentage which reduces the principal amount to account for the planned expenses to be incurred by the issuer in replicating the Applicable Index and issuing the ComPS. Thus, the Redemption Value is linked directly to the performance of the applicable Total Return Index (e.g., if the average ending value of the Applicable Index is twice the beginning value, the Redemption Value will be twice the initial price reduced by the Factor). However, the Redemption Value may never be less than zero.



A Total Return Index, which is described more fully herein under "The JPM Indices--Total Return Methodology", represents the cumulative return of holding an unlevered position in the designated nearby commodity futures contracts underlying such Total Return Index, plus a collateral yield on such fluctuating index value using the most recently auctioned 3-month rate for U.S. Treasury bills. Generally, since a Total Return Index is linked directly to the underlying futures contracts, a 1% change on any day in the specific underlying designated futures contract will result in a 1% change in the applicable Total Return Index for such day (not including any change in value resulting from the Collateral Yield). The designated futures contracts underlying Total Return Indices must also be "rolled" as described above under "Excess Return ComPS".



Therefore, ComPS linked to a Total Return Index will bear dividends which are a fixed or floating percentage of the Face Amount, and the principal payable upon redemption or at maturity is linked directly to the performance of a Total Return Index (less the Factor). The change in each Total Return Index is linked directly to the percentage change in the designated contracts underlying such index, plus the collateral yield on the most recently auctioned 3-month U.S. Treasury bill rate. Thus, any events which affect the designated contracts underlying any Total Return Index may affect the Redemption Value of such ComPS.


CALCULATION OF REDEMPTION VALUE


The Redemption Value of any particular series of ComPS will be determined in accordance with one of the following methodologies (however, such Redemption Value will never be less than zero):


        Excess Return Index. In the case of ComPS for which the Applicable Index is an Excess Return Index, the Redemption Value payable in respect of the ComPS on the Settlement Date will be determined by the Calculation Agent based on the following formula:


                                 Applicable Index Settlement Value
  Redemption Value = FA X  (   -------------------------------------- - Factor    )
                                Applicable Index Commencement Value


        where "FA" refers to the Face Amount of the ComPS, "Applicable Index Settlement Value" refers to the arithmetic average of the values of the Applicable Index for the 10 consecutive days on which open-outcry trading on either the New York Mercantile Exchange ("NYMEX") or the London Metal Exchange (the "LME") is scheduled to occur or occurs (each, a "Trading Day") and on which no Market Disruption Event occurs immediately following the 20th scheduled Business Day prior to Stated Maturity (such 10 days, the "Determination Period") (calculated in accordance with the methodology described below under the caption "The JPM Indices--Excess Return Index"); provided, that if a Market Disruption Event remains in effect for longer than 20 consecutive Trading Days (or such period as may be specified in the applicable Prospectus Supplement) falling within such Determination Period and in the reasonable judgment of Morgan

        Guaranty such Market Disruption Event is likely to remain in effect, then the Applicable Index Settlement Value for such days may be determined by Morgan Guaranty in good faith based on alternative pricing sources reasonably believed by it to be indicative of then-prevailing prices for transactions with a notional principal amount equal to the Principal Amount of the outstanding ComPS, although it will have no obligation to do so, and such value will be utilized in the calculation of the Redemption Value for such days; "Applicable Index Commencement Value" means the value of the Applicable Index determined on the date of issuance of such ComPS, as specified in the applicable Prospectus Supplement; and Factor shall be the amount provided in the Applicable Prospectus Supplement. In the case of any Prospectus Supplement providing for an early determination of Applicable Index Settlement Value, upon the occurrence of such an event, the Applicable Index Settlement Value shall have the value so determined.


        Total Return Index. In the case of ComPS for which the Applicable Index is a Total Return Index, the Redemption Value payable in respect of such ComPS on the Settlement Date will be determined by the Calculation Agent based on the following formula:


                                 Applicable Index Settlement Value
  Redemption Value = FA X  (   -------------------------------------- - Factor    )
                                Applicable Index Commencement Value



        where each of "FA", "Applicable Index Settlement Value" and "Applicable Index Commencement Value" refer to the respective definitions set forth above under Excess Return Index, except that in the case of the Applicable Index Settlement Value, such value shall be determined in accordance with the methodology described below under the caption "The JPM Indices--Total Return Index", and "Factor" shall be the amount provided in the applicable Prospectus Supplement. In the case of any Prospectus Supplement providing for an early determination of Applicable Index Settlement Value upon the occurrence of certain events, upon the occurrence of such an event, the Applicable Index Settlement Value shall have the value so determined.



        Price Reference Index. In the case of ComPS for which the Applicable Index is a Price Reference Index, the Redemption Value payable in respect of such ComPS on the Settlement Date will be determined by the Calculation Agent (i) in the case of Bullion ComPS, by taking the arithmetic average of the Dollar Equivalent Value of the applicable portion of the applicable fixing price for the applicable amount of the applicable bullion commodity during the Determination Period, and (ii) in the case of all other Price Reference Index ComPS, by multiplying (a) the Face Amount of such ComPS by
     (b) the quotient of (I) the arithmetic average of the closing prices of the underlying commodity as reported in the pricing source identified in the applicable Prospectus Supplement for each day of the Determination Period (i.e., the Applicable Index Settlement Value), divided by (II) the Applicable Index Commencement Value (as defined above). The Redemption Value calculations for Price Reference Index ComPS will also be subject to Market Disruption Events similar to those described above, as specified in the applicable Prospectus Supplements.


The Calculation Agent in its sole discretion will be responsible for determining if a Market Disruption Event has occurred. In no event shall the Redemption Value payable in respect of any series of ComPS be less than zero, although the Redemption Value of any series of ComPS may be more or less than the Face Amount of such series.

EARLY DETERMINATION OF APPLICABLE INDEX SETTLEMENT VALUE AND REDEMPTION VALUE

Morgan Guaranty reserves the right at its discretion to make any modifications to the JPM Indices based on the recommendations of the JPMCI Policy Committee. The JPMCI Policy Committee advises Morgan Guaranty with respect to, among other things, the composition of the JPM Indices, the price sources upon which the JPM Indices are based (i.e., the Benchmark Contracts), and the weightings and calculation methodology of the JPM Indices, with a view toward maintaining the JPM Indices as appropriate commodity investment benchmarks that serve as a measure of performance of the commodity markets.

Currently, the inclusion requirements for the futures contracts underlying the JPM Indices require that such contracts be sufficiently liquid and representative price sources. It is possible, however, that any such underlying contract could become less liquid or representative and, as a result, the JPMCI Policy Committee may recommend a modification in the calculation methodology or the contracts underlying the JPM Indices and, therefore, the Applicable Index. Any such replacement contract (i) will be required to satisfy the JPMCI Inclusion Criteria, as described below and under the caption "The JPMCI Policy Committee", (ii) must be traded in a market or with a self-regulator which has established either (a) a comprehensive information sharing agreement with the exchange, if any, on which the ComPS are then traded or (b) suitable alternative arrangements with the Commission and (iii) will be with respect to the same general commodity type as the contract being replaced (e.g., assuming the JPMCI Policy Committee recommends a modification and assuming the requirements of clauses (i) and (ii) are satisfied, a NYMEX crude oil futures contract may be replaced by an International Petroleum Exchange crude oil futures contract). Under no circumstances will the general commodity type underlying the futures contract be changed (e.g., a crude oil futures contract may not be replaced by a gold futures contract).


If at any time no contracts satisfying both clauses (i) and (ii) of the previous paragraph can be found to serve as a Benchmark Contract for any series of ComPS the Applicable Index for which is an Excess Return Index or a Total Return Index, the Applicable Index Settlement Value of such ComPS will be determined at such time (in accordance with the methodology set forth in the applicable Prospectus Supplement) as if the last date of the inclusion of the final Benchmark Contract with respect to such Applicable Index in the JPM Indices were the Stated Maturity. However, such ComPS will not be redeemed on such date; rather, such ComPS will remain outstanding to Stated Maturity thereof, will continue to be entitled to dividends and will be redeemed at Stated Maturity for a Redemption Value calculated using the Applicable Index Settlement Value determined at such time as no contract satisfying clauses (i) and (ii) of the previous paragraph was able to be found. Such ComPS will also be subject to redemption upon the occurrence of a Special Event and optional redemption on each Early Redemption Date if specified in the applicable Prospectus Supplement (treating the Applicable Index Settlement Value determined pursuant to the terms of this paragraph as the Applicable Index Early Settlement Value for any such Early Redemption Date).


Additionally, if at any time the Benchmark Contracts then serving as the basis for calculating the Applicable Index with respect to any series of ComPS the Applicable Index for which is an Excess Return Index or a Total Return Index, or the trading thereof, become subject to any increased cost or additional tax, whether imposed by any exchange or otherwise, Morgan Guaranty reserves the right to (x) designate a replacement Benchmark Contract, satisfying both clauses (i) and (ii) of the second preceding paragraph, which contract is subject to an amount of cost or tax less than or equal to such increased amount or (y) if no contract satisfying clause (x) of this paragraph is designated by J.P. Morgan, to cause, at its option, the Applicable Index Settlement Value of such ComPS to be determined at such time (in accordance with the methodology set forth in the applicable Prospectus Supplement) as if the date of such increase in cost or tax (or, in Morgan Guaranty's discretion, the last calendar day of the month in which the determination of the Applicable Index Settlement Value is completed) were the Stated Maturity. However, such ComPS will not be redeemed on such date; rather, such ComPS will remain outstanding to Stated Maturity thereof, will continue to be entitled to dividends and will be redeemed at Stated Maturity for a Redemption Value calculated using the Applicable Index Settlement Value determined pursuant to the terms of this paragraph. Such ComPS will also be subject to redemption upon the occurrence of a Special Event and optional redemption on each Early Redemption Date if specified in the applicable Prospectus Supplement (treating the Applicable Index Settlement Value determined pursuant to the terms of this paragraph as the Applicable Index Early Settlement Value for any such Early Redemption Date). See "Risk Factors With Respect to ComPS--Potential Modifications to the JPM Indices and/or the Applicable Index."


As discussed below, in order to satisfy the JPMCI Inclusion Criteria, a futures contract must (i) be priced in U.S. dollars, or if priced in a foreign currency, the exchange on which the contract is traded must publish an official exchange rate for conversion of the futures contract price into U.S. dollars and such currency must be freely convertible into U.S. dollars; (ii) be traded on a regulated futures exchange located in the

United States, Canada, the United Kingdom, Japan, Singapore or any country which at such time is a member of the Organization of Economic Cooperation and Development (an "O.E.C.D. country") and (iii) have a minimum annual trading volume of 300,000 contracts or $500,000,000 for all contract months.

EARLY REDEMPTION UPON THE OCCURRENCE OF A SPECIAL EVENT
OR AT THE ELECTION OF THE HOLDERS OF THE COMPS


The ComPS will be subject to redemption prior to their Stated Maturity upon the occurrence of a Special Event (a "Special Event Redemption") or, if so indicated in the applicable Prospectus Supplement, at the election of the holders of such series of ComPS (an "Optional Redemption") on any one of the dates set forth in the applicable Prospectus Supplement (each such date, an "Optional Redemption Date"; each such date and each date on which a Special Event Redemption or a Liquidation Distribution shall occur being referred to herein as an "Early Redemption Date"). In order to effect an Optional Redemption, the holder of such ComPS will be required to provide notice to DTC (or, in the case of Preferred Securities which are not solely book-entry securities, the Company's transfer agent) as specified in the applicable Prospectus Supplement. In the case of notice provided through DTC, the notice provided by DTC to the Company or its transfer agent (the "Applicable Notice") shall be final and irrevocable upon receipt. The redemption value of ComPS redeemed prior to their Stated Maturity (the "Early Redemption Value") shall be determined during the 10 consecutive Trading Days which are Business Days on which U.S. Treasury bond markets are open and on which no Market Disruption Event occurs immediately following the 20th scheduled Business Day prior to the applicable Early Redemption Date (such ten days, the "Early Determination Period"), provided, however, that the Early Redemption Period will not begin until the day after the Company has received the Applicable Notice. The Early Redemption Value shall be equal to the average for the 10 days of the Early Determination Period of the sum for each such day of the results of the following (to be calculated with respect to each portion of the Face Amount of such ComPS which must be redeemed on the same date):



                                             IESV
 FA X [(Dividend + Unused costs) X AF +  (   ----- - Factor   )   X PVF]
                                              ICV


        Where "FA" means (i) in the case of Bullion ComPS, each portion of the Bullion ComPS Principal Amount thereof which must be redeemed on the same date and (ii) in the case of all other ComPS, each portion of the Face Amount of the ComPS which must be redeemed on the same date.


In the case of ComPS for which the entire Face Amount matures on the same date, the average for each day of the Early Determination Period of such equation shall equal the Early Redemption Value. In the case of ComPS for which portions of the Face Amount must be redeemed on different dates, the Early Redemption Value shall equal the average over the Early Redemption Period of the sum of the results for each day of such equation for each such portion of the Face Amount. The Company shall pay the Early Redemption Value, together with all accrued but unpaid dividends from quarterly periods prior to the Early Redemption Date, on the Early Redemption Date. The Early Redemption Value shall never be less than zero. Other terms used in the formula above shall have the meanings set forth below (with each Factor, yield, lease rate, rate and percentage rate expressed in decimal form (e.g., 3% equals 0.03)):


     For all ComPS

        "Dividend" means the per annum rate of dividends on the Face Amount (or, in the case of Bullion ComPS, the Principal Amount), as specified in the applicable Prospectus Supplement.

        "AF" means the Annuity Factor for the term remaining from the applicable Early Redemption Date until the mandatory redemption of such portion of the Face Amount (such remaining term being referred to herein as the "Remaining Maturity"), which shall be determined in accordance with the following formula:

                                   (1-V(N))/y


           where "V" is equal to (1/(1 + y/4)) and "y" is the yield which shall be equal to the Base Yield (as defined below) plus the Applicable Spread (as defined below), converted to an annualized quarterly compounded rate calculated on the basis of a 360-day year of twelve 30-day months. The "Base Yield" will equal (i) in the case of Bullion ComPS, the single lowest lease rate obtained by polling three dealers in such loans for a loan to Morgan Guaranty (or, in the case of a Liquidation Distribution, to a notional counterparty rated A or higher) of such bullion in the same notional Bullion ComPS Principal Amount, terms, amortization and maturity as such ComPS (which may be the same rate for all days and/or for each Remaining Maturity) or, if there is no such rate, as calculated by the Calculation Agent in good faith, and (ii) in the case of any other ComPS, the Constant Maturity Treasury Rate for the Remaining Maturity among the applicable Constant Maturity Treasury Rates set forth in Statistical Release H.15(519) as such appears on Telerate Page 7051 under the heading "Daily Treasury Constant Maturities from the Economic Bulletin Board" (or its successor or such other pricing source as the Calculation Agent may reasonably select) for each date of the Early Determination Period. If the applicable rate for the Remaining Maturity is not published on such page, the applicable rate will be determined by calendar month weighted linear interpolation between one Constant Maturity Treasury rate with respect to a maturity up to or equal to the Remaining Maturity and the other Constant Maturity Treasury rate with respect to a maturity greater than the Remaining Maturity. If such information ceases to be provided or is not available for any day of the Early Determination Period by the end of the Business Day next succeeding the last day of the Early Determination Period, the Base Yield for such day will be calculated by the Calculation Agent by calendar month weighted linear interpolation among the rates it shall have obtained for such applicable date by polling three dealers of such instruments in New York, New York for the bid side yield to maturity of the most recently issued on-the-run direct non-callable fixed rate obligations of the United States Treasury ("U.S. Government Securities") with a maturity equal to the Remaining Maturity or, if no such maturity exists, by calendar month weighted linear interpolation among rates so obtained with a maturity up to or equal to the Remaining Maturity and a maturity greater than the Remaining Maturity.



           The "Applicable Spread" will equal (i) for all ComPS other than Bullion ComPS, (a) in the case of a Liquidation Distribution, the offer side U.S. dollar swap spread for the maturity closest to the Remaining Maturity as published by International Financing Review ("IFR") Corporate Eye on Telerate Page 42276 (or such successor as the Calculation Agent may reasonably determine) for each day of the Early Determination Period (except that, in the case of a determination for which the Remaining Maturity is one year or less, "Applicable Spread" will equal the difference between then-current yields on U.S. dollar LIBOR-based deposits and yields on Treasury Bills with maturities approximately equal to the Remaining Maturity as determined by the Calculation Agent) (the "Swap Spread") or (b) in the case of all other redemptions, the greater of the Swap Spread and the yield spread between (I) the average of quotations from three dealers in such instruments chosen in the discretion of the Calculation Agent for notional issuances of debt securities of Morgan Guaranty in a notional amount equal to the Face Amount of the ComPS being redeemed at such time (or, if such notional amount is smaller than commercially practicable, the smallest commercially practicable amount) and having a similar maturity and similar subordination provisions as those contained in the applicable Related Note and (II) U.S. Government Securities of approximately similar maturities, as such yield spread may be reasonably determined by the Calculation Agent (such yield spread, the "Funding Spread") or (ii) for Bullion ComPS, (x) in the case of a Liquidation Distribution, zero, and (y) in all other cases, the difference between the Funding Spread and the Swap Spread, but never less than zero. If the Telerate Page (or any successor) referred to in clause (a) of the preceding sentence is unavailable or ceases to report such swap spread, the Calculation Agent shall calculate such spread based on (i) a source supplying the equivalent information or
           (ii) if no such source is available, the average quotations from three dealers in U.S. dollar swaps chosen by the Calculation Agent in its reasonable discretion. As of the date of this Prospectus, J.P. Morgan is among the six dealers of such instruments currently polled for the purpose of calculating the swap spread published by IFR on Telerate Page 42276.


        "PVF" means the Present Value Factor for Remaining Maturity, which shall be determined as follows:


                                 (1/(1+y/4)(N))


           where "y" has the meaning set forth above in the definition of Annuity Factor.

        "ICV" means the Applicable Index Commencement Value, or the value of the Applicable Index determined on the date of issuance of the applicable series of ComPS, as specified in the applicable Prospectus Supplement.


        "N" means the number of full quarterly periods in the Remaining Maturity (e.g., one year = N = 4).


     For ComPS calculated based on a Price Reference Index:

        "Unused costs" means zero.

        "IESV" means the Applicable Index Early Settlement Value, which shall be equal to (i) in the case of Bullion ComPS, the ICV, and (ii) in the case of all other Price Reference Index ComPS, the Applicable Index for such day of the Early Determination Period.

     For ComPS calculated based on an Excess Return Index:

        "Unused costs" means the number specified as such in the applicable Prospectus Supplement.


        "IESV" means the Applicable Index Early Settlement Value, which shall be equal to the Applicable Index for such day of the Early Determination Period (which, if an Applicable Index Settlement Value has been permanently determined for such ComPS prior to such time, shall equal the value so determined).



        "Factor" means the number specified in the applicable Prospectus Supplement.


     For ComPS calculated based on a Total Return Index:


        "Unused costs" means the number specified as such in the applicable Prospectus Supplement.



        "IESV" means the product of Applicable Index for such day multiplied by
        (ii) the Future Value Factor (which, if an Applicable Index Settlement Value has been permanently determined for such ComPS prior to such time, shall equal the value so determined).


        "Future Value Factor" shall be determined with reference to the following formula:


                                 (1 + BY/4)(N)



        where BY is the Base Yield (as determined for such day), computed on an annualized, quarterly compounded basis, expressed in decimal form.



        "Factor" means the number specified in the applicable Prospectus Supplement.

DETERMINATION PERIOD AND SETTLEMENT DATE


Unless otherwise specified in the applicable Prospectus Supplement, the term "Determination Period" with respect to Excess Return, Total Return and Price Reference Indices shall mean the period of ten consecutive Trading Days on which no Market Disruption Event occurs commencing immediately following the twentieth scheduled Business Day prior to the Stated Maturity of such ComPS.

The date on which the Early Redemption Value or Redemption Value, as applicable, will first be payable (the "Settlement Date") in respect of any series of ComPS will be the later of the date on which such ComPS are eligible for redemption (the "Redemption Date") or the fifth Business Day after the completion of the Early Determination Period or the Determination Period, as applicable.

MARKET DISRUPTION EVENTS

As determined by Morgan Guaranty, the occurrence of one or more of the following events on any Trading Day shall constitute a "Market Disruption Event" with respect to a relevant commodity (a "Relevant Commodity"), any benchmark contract underlying the Applicable Index (a "Relevant Contract"), the market participants or association responsible for determining the price of a commodity (the "Fixing Association") which determines the price of a Relevant Commodity (a "Relevant Fixing Association") or an exchange on which a Relevant Contract is traded (a "Relevant Exchange"): (a) a day on which the fluctuation of the price of the applicable commodity or commodity futures contract is materially limited by the rules of the Relevant Exchange or Relevant Fixing Association setting the maximum or minimum price for such day (a "Limit Price"); (b) a day on which the Settlement Price is the Limit Price; (c) the failure of the Relevant Exchange or Relevant Fixing Association to determine, announce or publish the Settlement or Fixing price with respect to the Relevant Contract or commodity (as the case may be); (d) the material suspension of trading in the Relevant Commodity by members of the Relevant Fixing Association or otherwise or any Relevant Contract with respect to such commodity or in any other futures contract affecting the Relevant Contract with respect to such commodity on the Relevant Exchange; (e) the failure of trading to commence, or the permanent discontinuation of trading, in the Relevant Commodity by the members of the Relevant Fixing Association or otherwise or any Relevant Contract on the Relevant Exchange and (f) the imposition of any material limitation on trading in the Relevant Commodity by the members of the Relevant Fixing Association or otherwise or any Relevant Contract on the Relevant Exchange.

If a Market Disruption Event occurs and is continuing during the Determination Period or any Early Determination Period with respect to any series of ComPS, the Determination Period or such Early Determination Period will be extended, with the result that the calculation of the Applicable Index Settlement Value and the settlement of such ComPS may be delayed for an indefinite period of time including, in the case of an extension of the Determination Period, an indefinite period of time after the Stated Maturity. With respect to ComPS for which the Applicable Index is either a Price Reference Index or an Excess Return Index, in the event that the payment of the Redemption Value is postponed beyond the Stated Maturity, no distributions or dividends will accrue or be payable with respect to such ComPS, but interest will accrue on the Face Amount from and including the Stated Maturity to but excluding the last day of the Determination Period at a rate equal to the day-weighted average of the Fed Effective Rate until the end of the Determination Period, as reported on Telerate Page 118 (or its successor or such other pricing source as the Calculation Agent may reasonably select), less in each case 0.25%, calculated on the basis of a year of 360 days and payable for the actual number of days elapsed. Payment of such interest amount and the Redemption Value will be made on the fifth Business Day following the last day of the Determination Period. With respect to ComPS for which the Applicable Index is a Total Return Index, in the event that the payment of the Redemption Value is postponed beyond the Stated Maturity, no distributions will be payable, and no interest or dividend in respect of such ComPS will accrue or be payable, after the Stated Maturity. With respect to all ComPS, in the event that the payment of the Early Redemption Value is postponed beyond the applicable Early Redemption Date, no distributions will be payable, and no interest or dividends in respect of such ComPS will accrue or be payable, after such Early Redemption Date.

CALCULATIONS

As discussed above, the Company will appoint Morgan Guaranty as Calculation Agent for the purpose of determining the Applicable Index Settlement Value, as described herein, and calculating the Early Redemption Value and Redemption Value and, if applicable, the dividends payable in respect of any ComPS. The Calculation Agent will determine the Applicable Index Settlement Value and the Early Redemption Value and Redemption Value of any ComPS and, if applicable, dividends payable in good faith, which determination shall be final and binding on the Company and the holders of such ComPS. Morgan Guaranty as Calculation Agent will also (i) determine when a Market Disruption Event on any Early Determination Day or Determination Day is sufficiently material to not use such day in the applicable calculation and (ii) be responsible for the choice of an alternative price source (if any) upon a Market Disruption Event of sufficient length, as described in the applicable Prospectus Supplement. Also, Morgan Guaranty and its affiliates may from time to time engage in transactions with and perform services for the Company in the ordinary course of business.

LICENSE OF APPLICABLE INDEX


Morgan Guaranty will enter into a license agreement (the "License Agreement") granting the Company a non-exclusive license to use the Applicable Index in connection with each series of ComPS the Applicable Index for which is an Excess Return Index or a Total Return Index. The License Agreement will provide that, in the event that Morgan Guaranty fails to provide the Applicable Index to the Company on a regular basis with the result that the Company is unable to determine the Applicable Index Settlement Value and the Early Redemption Value and Redemption Value payable in respect of such ComPS, the Company, its Calculation Agent or its authorized designee (which shall be a major accounting firm appointed by the Company) shall be authorized to calculate the Applicable Index. In such event, Morgan Guaranty will provide the Company, its Calculation Agent or such accounting firm with any and all information which may be necessary in order to enable the Company, its Calculation Agent or such accounting firm to perform such calculations pursuant to the same methodology to be applied by Morgan Guaranty.



Morgan Guaranty may also enter into license agreements with any or all of the exchanges on which any Benchmark Contract or commodity is traded with respect to the information provided by such exchanges. However, no such license agreement will contain any obligation or liability provisions with respect to provision of such information by the relevant exchange. Furthermore, no exchange on which any Benchmark Contract or commodity is traded is or will be an issuer, underwriter or guarantor of any Preferred Security, nor has any such exchange approved the Preferred Securities or any terms thereof, nor is any such exchange responsible for the calculation of any Applicable Index. However, any such exchange may from time to time change any rule or bylaw or take emergency action under its rules which could affect settlement prices of the futures contracts or commodities underlying an Applicable Index. Any such change which causes a decrease in such settlement prices could adversely effect the value of such Applicable Index.


             RISK FACTORS WITH RESPECT TO ALL PREFERRED SECURITIES

LIMITATIONS ON RIGHTS UNDER THE GUARANTEE, THE RELATED NOTE GUARANTEE AND THE RELATED NOTE

The Guarantee will be effective with respect to each series of Preferred Securities from the time of issuance of such Preferred Securities but will not apply to any payment of distributions or other amounts due in respect of such Preferred Securities to the extent Morgan Guaranty has failed to make a payment of principal or interest on the applicable Related Note. To the extent Morgan Guaranty were to default on its obligation to pay amounts payable on the applicable Related Note, the Company would lack available funds for the payment of distributions on or amounts payable on redemption of such Preferred Securities and, in such event, holders of such Preferred Securities would not be able to rely on the Guarantee for payment of such amounts. Instead, holders of such Preferred Securities would rely on the enforcement by the Company of its rights as holder of the applicable Related Note against Morgan Guaranty and as holder of the Related Note Guarantee against J.P. Morgan. J.P. Morgan, through its obligations under the Guarantee, the Related Note Guarantee, the LLC Agreement and the Expense Agreement, taken together, will provide a full and unconditional guarantee, on a subordinated basis, of payments due on the Preferred Securities. See "Description of the Guarantee" and "Description of the Related Note Guarantee".

SPECIAL EVENT REDEMPTION

Upon the occurrence of a Special Event, unless waived by Morgan Guaranty or subject to cure as specified in the applicable Prospectus Supplement, Morgan Guaranty shall have the right to redeem any or all Related Notes, in whole or in part, in which event the Company will redeem the related Preferred Securities and Common Securities on a pro rata basis to the same extent as the Principal Amount of the Related Notes is redeemed by Morgan Guaranty.

A Special Event is either (i) a Tax Event or (ii) an Investment Company Event. A Special Event may occur at any time.

In the case of any series of ComPS, upon the occurrence of a Special Event it is possible that the market price of such ComPS in any existing secondary market will decline.

LIMITED VOTING RIGHTS

Holders of Preferred Securities will have limited voting rights relating to a payment default on or adverse change to the Preferred Securities, and will not be entitled to vote to appoint, remove or replace the Managing Members of the Company (J.P. Morgan and J.P. Morgan Ventures Corporation, a Delaware corporation), which voting rights are vested exclusively in the holders of the Common Securities.

TRADING PRICE MAY NOT REFLECT ACTUAL ECONOMIC VALUE

Preferred Securities are expected to trade at a price that takes into account the value, if any, of accrued and unpaid distributions; thus, purchasers will not pay and sellers will not receive any accrued and unpaid interest with respect to their pro rata interests in the applicable Related Note owned through the applicable Preferred Securities that is not already included in the trading price of the applicable Preferred Securities.

POSSIBLE ILLIQUIDITY OF PREFERRED SECURITIES

It is possible that no secondary market will develop and continue to exist with respect to any series of Preferred Securities. If no such market develops, the liquidity of such Preferred Securities may be adversely affected. Furthermore, there can be no assurance as to the market prices for any Preferred Securities in any secondary market which does develop. Accordingly, any Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in any such secondary market, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

NO RIGHT TO INTEREST ON RELATED NOTE

Because holders of Preferred Securities are essentially investing in a pro rata share of a Related Note, prospective purchasers of Preferred Securities are also making an investment decision with regard to such Related Note and should carefully review all the information regarding the Related Note contained herein and in the relevant Prospectus Supplement. However, investors in Preferred Securities have no right to direct interest distributions on the applicable Related Note.

IMPOSITION OF BANK REGULATORY RESTRICTIONS

The Company's ability to make distributions and other payments on the Preferred Securities is dependent upon Morgan Guaranty's making interest and other payments on each Related Note as and when required or collection with respect to such Related Note under the Related Note Guarantee. As noted herein, Morgan Guaranty is subject to examination and regulation by U.S. federal and state banking authorities, and although there is no current restriction on Morgan Guaranty's ability to make payments under any Related Note, certain other transactions with affiliates, including the Company, are or may in the future become subject to restrictions imposed by bank regulatory authorities.


                       RISK FACTORS WITH RESPECT TO COMPS


INDEXATION OF PRINCIPAL AMOUNT



The Principal Amount of each series of ComPS, which is initially equal to the Face Amount of such series, will vary until Stated Maturity of such ComPS in relation to an Applicable Index, reduced by the Factor. The Principal Amount repayable on any Optional Redemption Date, upon the occurrence of any Special Event Redemption or in connection with any Liquidation Distribution or at Stated Maturity of such ComPS will be determined, pursuant to the terms described in the applicable Prospectus Supplement, by comparing the level of the Applicable Index at the date of issuance of such ComPS with the level determined pursuant to the terms thereof for any such date of redemption, reduced by the Factor. Accordingly, the Principal Amount of a series of ComPS to be received upon any date of redemption will fluctuate based on the Applicable Index for such series (reduced by the Factor) and may be lower than the Face Amount for such series. Thus, if the Applicable Index for a series of ComPS decreases over the life of such ComPS, or if the percentage increase in the Applicable Index for such series is less than the amount of the Factor for such series, the Redemption Value for such series will be less than the Face Amount for such series. If the percentage increase in the Applicable Index for such series is greater than the amount of the Factor for such series, the Redemption Value for such series will be greater than the Face Amount for such series.



EFFECT OF TRADING IN THE FUTURES CONTRACTS AND RELATED COMMODITIES AND
INSTRUMENTS


Morgan Guaranty and other affiliates of J.P. Morgan are and will be actively involved in the trading of the futures contracts or the commodities underlying the Applicable Index and other instruments and derivative products based thereon. Morgan Guaranty, in particular, is an active participant in various commodity markets including the physical petroleum, precious and base metals and related derivatives markets. JPMSI and other affiliates may also issue or underwrite, or authorize unaffiliated entities to issue or underwrite, other securities or financial instruments with returns indexed to the Applicable Index or one or more of the JPM Indices. Morgan Guaranty has licensed, and may in the future license, the Applicable Index, the JPM Indices, and related indices and sub-indices for use by affiliated and unaffiliated parties, for publication in newspapers and periodicals, for distribution by information and data dissemination services and for other purposes. Morgan Guaranty currently intends to publish individual commodity sub-indices for each of the commodities included in the JPMCI using the same calculation methodology as that described below. The Applicable Index may be similar or identical to the sub-index having the same underlying commodity.

Trading in the foregoing contracts and commodities by Morgan Guaranty, its affiliates (including JPMSI) and unaffiliated third parties could adversely affect the value of the Applicable Index, which could in turn adversely affect the return on and the value of the ComPS. See "The Applicable Index". Furthermore, additional issuances of securities linked or referenced to similar futures contracts or commodities could adversely affect the value of similar outstanding ComPS.

POTENTIAL FOR ADVERSE INTERESTS

As noted above, Morgan Guaranty, JPMSI and their affiliates expect to engage in trading activities related to the futures contracts or the commodities underlying the Applicable Index and other instruments or derivatives products on or related to the Applicable Index, for their accounts where permitted or for other accounts under their management. Morgan Guaranty, JPMSI and their affiliates, as well as unaffiliated third parties, may also engage in other activities related to the Applicable Index, as discussed above. Because Morgan Guaranty will issue the Related Notes to the Company, all such activities could create interests of Morgan Guaranty adverse to those of the holders of ComPS. For example, the issuance of other securities indexed to the Applicable Index, i.e., the introduction of competing products into the marketplace, could adversely affect the value of the ComPS. To the extent that J.P. Morgan or its affiliates serve as issuer, or JPMSI or one of its affiliates serves as agent or underwriter, for such securities or other instruments, their interests with respect to such products may be adverse to those of the holders of the ComPS. Morgan Guaranty will serve as Calculation Agent with respect to the ComPS and, accordingly, will in good faith calculate the Applicable Index, which could present certain conflicts of interest (for example, in instances where the Calculation Agent is required to exercise discretion).

RISK OF CARRYING AND ROLLING COMMODITY FUTURES


As discussed above, if the Applicable Index is an Excess Return Index or a Total Return Index, the Redemption Value of the ComPS will be calculated with reference to the Applicable Index (less the applicable Factor), the value of which is designed to replicate to the extent provided herein the cumulative return of holding a continuous investment in the futures contracts on the relevant commodity underlying the Applicable Index. At any given time, the Applicable Index will be calculated based on the change in value of certain futures contracts on the relevant commodity for delivery in the near term (the "shorter-dated contracts"). The Applicable Index will continue to be calculated based on the change in value of such shorter-dated contracts until they approach maturity, at which time the Applicable Index will, as described below, cease to be calculated based on the change in value of such shorter-dated contracts and begin to be calculated based on the change in value of the subsequent futures contract (the "longer-dated contracts") on a regular periodic basis so as to be continuously indexed to the change in value of the futures contracts on the relevant commodity. The period during which each such replacement of shorter-dated contracts with longer-dated contracts as the basis for the calculation of the change in value of the Applicable Index occurs is referred to herein as the "Rollover Period", as further defined below. If the market for the commodity futures contract underlying the Applicable Index is in "contango" (i.e., the prices of longer-dated contracts are above the prices of shorter-dated contracts), the return on the Applicable Index may be adversely affected. The Applicable Index would decline if (i) the price of the longer-dated contracts underlying the Applicable Index during the Rollover Period were more than the price of the shorter-dated contracts which they will replace and (ii) the price of the longer-dated contracts were to decline as such contracts approach maturity (i.e., the price of the longer-dated contracts were to converge toward the price of the replaced shorter-dated contracts) (only, in the case of a Total Return Index, if each declines by more than the amount of the Collateral Return Component). While many of the commodities included in the JPM Indices have historically exhibited periods of both "backwardation" (i.e., the prices of longer-dated contracts are below the prices of shorter-dated contracts) and contango, there can be no assurance that backwardation will exist at any or all times. If the Applicable Index is an Excess Return Index or a Total Return Index, the absence of backwardation in the market for the commodity underlying the Applicable Index could adversely affect the Applicable Index and, correspondingly, could adversely affect the value of the ComPS. Additionally, the issuance and/or the trading of the ComPS could adversely affect the market for the benchmark contracts underlying such Applicable Index and, accordingly, could adversely affect the value of such ComPS and could result in a substantial loss to the holders thereof. See "Description of the ComPS--Calculation of Redemption Value".


VOLATILITY OF COMMODITY AND COMMODITY FUTURES PRICES

Prices of commodities and commodity futures contracts are extremely volatile and can be affected by a variety of factors, including weather, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates and trading activity in such commodities and commodity futures contracts. Volatility in the benchmark contracts underlying any Applicable Index will correlate directly to volatility in such Applicable Index. Such volatility could lead some investors in the futures market to withdraw from the applicable futures markets, which could adversely affect the liquidity of such markets and could adversely affect the value of such Applicable Index and, correspondingly, the value of the ComPS.

EFFECT OF ADVERSE CHANGES IN COMMODITY PRICES

The Applicable Index is designed to replicate, to the extent provided herein, the performance of investing in the markets for the underlying commodity or futures contracts on the underlying commodity over time. In the event of sudden disruptions in the supplies of the relevant constituent commodity for the Applicable Index, such as those caused by war, accidents, weather, or acts of terrorism, prices of the relevant constituent commodity, and, consequently, the value of the Applicable Index, could become extremely volatile and unpredictable. Also, sudden and dramatic declines in commodity and commodity futures contract prices as may occur, for example, upon a cessation of hostilities that may exist in countries producing the relevant commodity or upon the discovery of significant additional sources or reserves of the relevant commodity or the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities, could have a significant adverse effect on the value of the Applicable Index and on the value of any ComPS. In addition, the prices of certain commodities have on occasion been subject to very rapid short-term changes due to speculative activities which, if such activities result in a price decrease, may cause the value of ComPS referenced to such commodities or the related futures contracts to decrease. See "Calculation of Redemption Value".


CHANGE OF EXCHANGE METHODOLOGY



Any exchange on which any Benchmark Contract or commodity is traded or which provides information relevant to the calculation of an Applicable Index may from time to time change any rule or bylaw, or take emergency action under its rules, which could affect the settlement prices of the futures contracts or commodities underlying an Applicable Index. Any such change which causes a decrease in such settlement prices could adversely affect the value of such Applicable Index.



SUSPENSION OR MATERIAL DISRUPTION OF COMPS, FUTURES OR

COMMODITIES TRADING; TEMPORARY DISTORTIONS


The futures markets and the markets for the commodities underlying the Applicable Index are subject to temporary distortions or other disruptions due to conditions of illiquidity in the markets, the participation of speculators, government regulation and intervention and the other factors referred to in the preceding paragraph. In addition, U.S. futures exchanges have regulations, and the LME and certain foreign exchanges on which replacement Benchmark Contracts, if any, may trade (which exchanges must have information-sharing arrangements with the Securities and Exchange Commission and be regulated exchanges located in the United States, Canada, the United Kingdom, Japan, Singapore or an O.E.C.D. country) may have regulations, which limit the amount of fluctuation of futures contracts prices which may occur during a single trading day or the settlement spread between adjoining contracts. Such price limits are generally referred to as "daily price fluctuation limits" or, more commonly, "daily limits", and such limitations on settlement spreads are generally referred to as "spread limits", and the maximum or minimum price of a contract on any given day, as a result of the effect of such limits, is referred to as a "limit price", as discussed below. In a particular futures contract, once the limit price has been reached in such a contract, no trades may be made on that day at a price above or below the limit price, as the case may be. Limit prices may have the effect of precluding trading in a particular contract for all or a portion of a trading day or forcing the liquidation of contracts at disadvantageous times or prices. Such circumstances, particularly if they occur during the Rollover Period for the Applicable Index (which is an Excess Return Index or a Total Return Index) or during the Early Determination Period or the Determination Period (as defined herein) for such ComPS, could adversely affect the value of the Applicable Index and/or could constitute a Market Disruption Event (as defined herein) and, therefore, could adversely affect the value of such ComPS.

Additionally, because it is intended that each series of ComPS will be listed on a stock exchange, and because ComPS will likely trade as equity securities in any such secondary market, trading in ComPS may be subject to interruption or delay due to extreme volatility in the trading prices of equity securities generally in any such secondary market, notwithstanding the specific price movements of the ComPS.


MARKET DISRUPTION EVENTS

Depending on the period of time over which a Market Disruption Event continues, the correlation between changes in the value of the Applicable Index and changes in the general level of prices of the relevant commodities may be adversely affected. Under such circumstances, the value of the Applicable Index (if the Applicable Index is an Excess Return Index, a Total Return Index or a Price Reference Index the pricing source for which is one or more futures contract Settlement Prices), and the value of the ComPS, may be adversely affected.

In the event of a Market Disruption Event during the Early Determination Period or the Determination Period, the Early Redemption Value or Redemption Value, as applicable, payable in respect of the ComPS will be calculated using the Applicable Index on the Trading Day or Days immediately following the termination of such Market Disruption Event. However, if such Market Disruption Event remains in effect for longer than 20 consecutive Trading Days and, in the reasonable judgment of the Calculation Agent such Market Disruption Event is likely to remain in effect, then the Applicable Index Settlement Value for each day subject to a Market Disruption Event may be determined in good faith by the Calculation Agent based on alternative pricing sources reasonably believed by it to be indicative of then-prevailing prices for notional transactions in futures contracts or commodities equal in size to the Applicable Index Settlement Value. Because Morgan Guaranty's obligations under the related Related Note will also be based on the Applicable Index Settlement Value, Morgan Guaranty may have an adverse interest with respect to such determination.

HISTORICAL CORRELATIONS MAY NOT PREVAIL IN THE FUTURE

Although historically the JPMCI and many of the commodities underlying it have shown a positive correlation with inflation, some positive correlation with industrial growth and negative correlations with stock and bond returns (in each case for the United States), there can be no assurance that such correlations will prevail in the future. As a result, investors who invest in ComPS in reliance on these correlations should individually assess the likelihood of such correlations continuing.

CHANGES IN LAWS OR REGULATIONS OR INTERPRETATIONS THEREOF

Prices of commodities and commodity futures contracts may be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those relating to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies or instrumentalities, courts or other official bodies. Any such event could adversely affect the value of the Applicable Index and, correspondingly, could adversely affect the value of the ComPS.

EXTENSION OF SETTLEMENT DATE OR STATED MATURITY

If any futures contract or constituent commodity included in the Applicable Index were to be affected by a Market Disruption Event during any Early Determination Period or the Determination Period, the applicable Settlement Date would be postponed until the fifth Business Day after the last day of the applicable Early Determination Period or the Determination Period. Such delay could be of indefinite duration, during which time a holder of ComPS will not receive the Early Redemption Value or Redemption Value thereof, as applicable. With respect to ComPS for which the Applicable Index is either a Price Reference Index or an Excess Return Index, in the event that payment of the Redemption Value is postponed beyond the Stated Maturity, interest will accrue on the Face Amount in the manner described herein, but no distributions will be payable on such ComPS after the Stated Maturity thereof. With respect to ComPS for which the Applicable Index is a Total Return Index, in the event that the payment of the Redemption Value is postponed beyond the Stated Maturity, no interest, dividends or distributions in respect of such ComPS will accrue or be payable after the Stated Maturity. With respect to all ComPS, no distributions will be payable, and no interest will accrue or be payable, if payment of the ComPS Early Redemption Price is postponed beyond any applicable Early Redemption Date. See "Market Disruption Event" above.

DISCONTINUANCE OF PUBLISHING OF THE RELEVANT JPM INDEX

In the event that Morgan Guaranty discontinues publication of the JPM Indices or the relevant sub-index, the Calculation Agent will continue to calculate in good faith the Applicable Index for each series of ComPS during the remaining term of such ComPS, based on the methodology described herein under "Description of the ComPS". However, such change of calculation methodology may result in a ComPS Redemption Price for such ComPS which is less than the ComPS Redemption Price for such ComPS had it been calculated on the basis of the JPM Indices or the relevant sub-index.

POTENTIAL MODIFICATIONS TO THE JPM INDICES AND/OR THE APPLICABLE INDEX

Morgan Guaranty reserves the right at its discretion to make any modifications to the JPM Indices based on the recommendations of the JPMCI Policy Committee. As described above under "Description of the ComPS--Early Determination of Applicable Index Settlement Value and Redemption Value", if the Benchmark Contract for any series of ComPS becomes less liquid or representative, the JPMCI Policy Committee could recommend a replacement Benchmark Contract. Such a change from a less liquid to a more liquid contract may result in a lower Redemption Value for such ComPS than would have been the case if the less liquid contract had remained the benchmark.

If at any time no replacement contracts can be found to serve as a Benchmark Contract with respect to the Applicable Index for any series of ComPS the Applicable Index for which is an Excess Return Index or a Total Return Index, the Applicable Index Settlement Value of such ComPS will be determined at such time as described above under "Description of the ComPS--Early Determination of Applicable Index Settlement Value and Redemption Value". Such an early determination of the Applicable Index Settlement Value with respect to any series of ComPS may result in the holders of such ComPS receiving an amount that is less than what indicative commodity and futures prices prevailing at any Early Redemption Date or at the Stated Maturity thereof would otherwise imply. Because Morgan Guaranty will be the Calculation Agent, such early determination may raise adverse interests.

Additionally, if at any time the Benchmark Contracts then serving as the basis for calculating the Applicable Index with respect to any series of ComPS, or the trading thereof, become subject to any increased cost or additional tax, Morgan Guaranty reserves the right to designate a replacement Benchmark Contract or, if no such contract is designated, to cause, at its option, the Applicable Index Settlement Value of such ComPS to be determined at such time as described above under "Description of the ComPS-- Early Determination of Applicable Index Settlement Value and Redemption Value". Because Morgan Guaranty will, at the time any Benchmark Contract then serving as the basis for calculating any Applicable Index becomes subject to such increased cost or tax, in its discretion decide whether or not to cause an early determination of the Applicable Settlement Value of any such ComPS, exercise of such option may raise an adverse interest. Such a change in contracts due to the imposition of any increased cost or additional tax may result in a lower Redemption Value for such ComPS than would have been the case if the contract on which such increased cost or additional tax were imposed had remained the benchmark.

Any early determination of the Applicable Index Settlement Value may cause the trading price of ComPS in any secondary market which then exists to decline.

EARLY REDEMPTION

All ComPS may be redeemed by the Company prior to their Stated Maturity upon the occurrence of a Special Event or, if so specified in the applicable Prospectus Supplement, redeemed at the option of the holders thereof at certain times. In the case of a redemption upon the occurrence of a Special Event, the Early Redemption Value paid by the Company at such time may be significantly less than the Redemption Value that would otherwise have been payable had such ComPS not been redeemed prior to their Stated Maturity and the occurrence of such Special Event may cause the market price of such ComPS in any existing secondary market to decline. In the case of an optional redemption by holders of any ComPS subject to such provisions, it is likely, under prevailing market conditions, that the Early Redemption Value paid by the Company will be less than the amount such holder could have realized by selling such ComPS in an existing secondary market, if any. Delay in payment of the ComPS Early Redemption Price due to the occurrence of a Market Disruption Event will not entitle holders of such ComPS to additional distributions on such ComPS or the accrual of any interest on such ComPS Early Redemption Price.

SECONDARY TRADING IN THE COMPS; POSSIBLE ILLIQUIDITY OF THE COMPS


It is intended that each series of ComPS be listed on a stock exchange; however, it is not possible to predict whether the necessary number of holders will purchase and, for the remaining term of each series of ComPS, continue to hold such ComPS in order that a secondary market for each series of ComPS will develop and remain in existence, or how any ComPS will trade in any such market which does develop. The Underwriters of any issuance of ComPS will not obligated to make a market for such ComPS; therefore, it is possible that no active secondary market for any ComPS will develop.


VALUE OF THE COMPS


The value of any series of ComPS at any time will depend upon the interaction of at least two key factors: (i) the value of the Applicable Index and (ii) the credit quality of Morgan Guaranty and J.P. Morgan. As discussed above under "Description of the ComPS", adverse changes in the Applicable Index will directly correlate to adverse changes in the value of the ComPS. A decline in the credit quality of Morgan Guaranty and J.P. Morgan could cause the trading price of any ComPS in any secondary market then existing to decline. Also, an increase in the prevailing interest rates could cause the trading price of Excess Return ComPS which pay a fixed rate dividend in any secondary market then existing to decline.


CERTAIN CONSIDERATIONS REGARDING HEDGING


Prospective purchasers of ComPS who intend to hedge against the risks associated with the market for commodity futures or commodities should recognize the complexities of utilizing ComPS in this manner. The formula under which the Principal Amount is calculated is not guaranteed to produce distributions to holders having readily definable relationships with other commodity futures and commodity instruments and products. As described above, in the case of ComPS for which the Applicable Index is an Excess Return Index or a Total Return Index, the value of such ComPS will reflect not only the price of the benchmark contracts or the relevant commodity but also, in the case of an Applicable Index based on futures contracts, the state of the market in which such futures contracts are traded (i.e., whether such market is in "backwardation" or "contango" over time), all reduced by the Factor. Also, under certain circumstances, amounts payable on the ComPS may be based on the good faith determination of Morgan Guaranty and not on the Applicable Index. For these reasons, investors should be cautious in using ComPS in a hedging program. The risks associated with utilizing the ComPS in a hedging program may be magnified in periods of substantial futures or commodities price volatility, since properly correlating such ComPS either as a hedge of other assets or correlating such ComPS to the hedge thereof may become more difficult.


                             THE UNDERLYING MARKETS

FUTURES MARKETS

An exchange-traded futures contract is a bilateral agreement providing for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price or, in the case of a futures contract on an index, providing for the payment and receipt of a cash settlement. By its terms, a futures contract provides for a specified settlement month in which the commodity or financial instrument is to be delivered by the seller (whose position is therefore described as "short") and acquired by the purchaser (whose position is therefore described as "long") or in which the cash settlement amount is required to be paid. Prior to the date on which delivery is to be made under a futures contract, the exchange clearing house will require the holders of short positions to state their intentions with respect to delivery and, to the extent that such holders elect to make delivery (as opposed to cash settlement), the clearing house will match them with holders of long positions, who will then be required to accept delivery.

No purchase price is paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents, which varies based on the requirements imposed by the exchange clearing houses, but which may be as low as 5% or less of the value of the contract, must be deposited with broker as "initial margin". This margin deposit collateralizes the obligations of the parties to the futures contract to perform their obligations under such contract. Subsequent payments to and from the broker, referred to as "variation margin", are then normally made on a daily basis as the price of the futures contract fluctuates, thereby making existing positions in the futures contract more or less valuable, a process known as "marking to the market". By depositing and/or receiving margin in the most advantageous form (which may vary depending on the exchange, clearing house or broker involved), a market participant may be able to earn interest on its margin funds, thereby increasing the potential total return which may be realized from an investment in futures contracts.

Futures contracts are traded on organized exchanges, known as "contract markets" in the U.S., through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house (a "clearing member"). The clearing house guarantees the performance of each clearing member which is a party to a futures contract by, in effect, taking the opposite side of the transaction. At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the position entered into, which operates to terminate the position and fix the trader's profit or loss. U.S. contract markets, as well as brokers and market participants, are subject to regulation by the Commodity Futures Trading Commission. Futures markets outside the U.S. are generally subject to regulation by comparable regulatory authorities.

The principal non-U.S. futures market on which the futures contracts which may underlie the Applicable Index are traded is the London Metal Exchange (the "LME"). The LME, which is subject to the regulation of the Securities and Investments Board and the Securities and Futures Authority (a self-regulatory organization), is a primary international exchange for futures contracts on aluminum, copper, nickel and zinc (which are included in the JPMCI) and for lead and tin. Unlike most other futures exchanges (including those in the U.S.), the LME is a "principal's market". This means that when a clearing member of the LME enters into a trade with a client or non-clearing member, there will not necessarily be an offsetting contract on the exchange. Rather, such clearing member remains liable on such trade, though it may then enter into an offsetting contract with another member having substantially similar, if not necessarily identical, terms. In addition, official LME trading is conducted by open outcry during two daily trading sessions of short duration rather than by means of continuous trading, as used on most exchanges. In addition to such open outcry trading, trading takes place during the rest of the day directly between members by means of a telephone trading system. Settlement prices for contracts with specified settlement dates are determined by a committee selected by the directors of the LME (the "Quotations Committee") promptly following the morning trading session, based on the last bid and offer prices for the relevant commodity at such trading session or, if the Quotations Committee determines there were no such prices, at such other level as the Quotations Committee may in its discretion determine at the end of each LME trading day. The Quotations Committee is similarly responsible for determining LME closing prices. If the Quotations Committee fails to determine such closing prices on any LME trading day, such closing prices shall be determined by the London Clearing House, which is the clearinghouse for the LME.

United States commodity futures exchanges typically have similar procedures for determining end-of-day settlement prices, although each exchange or type of commodity may have slightly different procedures.

All exchanges have quotations or settlement price committees which determine the settlement prices using prescribed formulaic methodologies. However, such committees may, if they believe the application of the formulaic methodology would yield a settlement price which is inappropriate, in their own discretion determine a settlement price which is appropriate.

For precious metals futures contracts, exchanges typically determine the settlement price for the most active month contract as the average of the highest and lowest prices of trades reported in the closing period. All other contracts settlement prices are determined as a spread from this active contract using spreads determined in the closing range. For energy contracts, exchanges typically determine the settlement prices for the "more active contracts" (i.e., contracts which meet certain open interest percentage thresholds) as the average price of all outright transactions during the closing range for such contract. In all other contracts, the settlement prices are usually determined as spread relationships to the more active contracts.

PRECIOUS METALS SPOT MARKETS

In the case of Bullion ComPS, it may be the case that the value of the Bullion ComPS Principal Amount and the Applicable Index (and thus the Redemption Value of and distributions on such ComPS) will be determined with reference to the Fixing Price of the relevant Fixing Association. The relevant Fixing Association for gold and silver is the London Bullion Market Association (the "LBMA"); in the case of platinum and palladium, the relevant Fixing Association is the London Platinum and Palladium Market (the "LPPM"). The Fixing Price represents the spot price for the relevant underlying commodity as determined in accordance with the procedures of the relevant Fixing Association. The fixing procedures for the LBMA and the LPPM are similar. Fixings occur twice each trading day for gold, platinum and palladium and once each trading day for silver. At the commencement of the fixing, an opening price is announced by the presiding official. This price is relayed to the dealing rooms of the members or the relevant Fixing Association. The price is in turn relayed to the customers of such members and on the basis of orders received, such members declare as a buyer or a seller. Provided that both buying and selling interests are declared, members are then asked to state the amount they wish to trade. If the amounts of buying and selling do not balance, the same procedure is followed again at higher or lower prices until a balance is achieved. The chairperson of the relevant Fixing Association may exercise some discretion in determining the final Fixing Price. Because members of the LBMA must submit fixed orders for silver (i.e., no additional attempts at buying or selling occur as described in the second preceding sentence), trade imbalances may arise from time to time in the determination of the Fixing Price for silver.

The London Bullion Market Association is regulated by the Bank of England in accordance with the provisions of the London Code of Conduct. The London Code of Conduct is issued by the Bank of England and sets out the standards that firms are expected to meet when trading in the London wholesale bullion and money markets. In addition, all market marking members of the LBMA, in common with all U.K.-based banks, are subject to capital adequacy and liquidity requirements and regular supervisory meetings to consider the adequacy of their management, systems and controls. The Bank of England takes an active role in the LBMA gold market, including holding certain gold for delivery in its vaults and holding gold in accounts.

INVESTING IN THE COMMODITIES AND COMMODITY FUTURES MARKETS

Investments in commodities and commodity futures markets offer potential returns from several sources and strategies, two of which are as follows: (i) the change in price of the underlying commodity or commodity futures contract ("Price Return") and (ii) the cumulative return created by a continuous investment in the same type of futures contract by buying, holding and then selling such contracts as they approach expiration and reinvesting the notional proceeds of such sale in the same type of contract with a more distant expiration date (such cumulative return, "Excess Return", is the sum of the price returns for all such contracts held during their holding period, and such Excess Return is often described or accounted for as the sum of Spot Return plus Roll Return).

        Price Return. Price Return is the return that arises from changes over time in prices of futures contracts or in the prices of the commodities themselves, as applicable. Thus, if on the first day of a given month the price of the futures contract is $15.00, and on the 30th day of such month the price of the futures contract is $15.50, the investor in such contract has earned a price return of 3.33% on the initial notional amount of $15.00.

        Excess Return. Excess Return is the cumulative return of holding a continuous investment in commodity futures contracts. Excess Return is just the cumulative return of the individual Price Returns of the contracts held during their holding period. Thus, Excess Return is calculated as the return of holding a certain contract and, as it nears expiration, selling such contract and reinvesting the notional proceeds of the sale into another contract with a more distant expiration date. Commodity market participants often describe Excess Return as the sum of Spot Return plus Roll Return. Describing Excess Return as Spot Return plus Roll Return helps describe the cumulative price returns of the contracts held in terms of (a) overall trends in the spot or nearby futures prices (Spot Return) and (b) the average shape of the forward curve during the roll days over the holding period (Roll Return).

"Spot Return" is defined as the change in the price of the nearest to expiration contract underlying the Excess Return calculation from the beginning of the calculation period to the end of the calculation period (without regard to the actual underlying contract referenced).

"Roll Return" is the number that, when added to the Spot Return, gives the true Excess Return. Roll Return represents the portion of return on a continuous investment in nearby futures that one might attribute to the average shape over the holding period of the forward curve during the roll days (i.e., whether the forward contracts that were rolled into were so rolled at a premium or a discount to the nearer to expiration contracts).

       EXAMPLE


The following table illustrates the calculation of the Excess Return of a continuous investment in nearby futures over a 2 period holding period and shows how Spot Return plus Roll Return are defined and calculated so that the sum thereof equals the actual Excess Return calculation.


                                                             END OF         END OF
                                                 DAY 1      PERIOD 1       PERIOD 2       TOTAL
                                                 ------     --------       --------       -----
    Futures #1.................................  $15.00      $ 15.00
    Futures #2.................................  $14.75      $ 14.50        $ 15.00
    Return on Futures #1.......................                 0.00%
    Return on Futures #2.......................                   NA           3.45%
    Return on Excess Return....................                 0.00%(a)       3.45%(b)    3.45%

---------------

     (a) return on Futures #1 for first month holding period, rounded to two decimal places
     (b) return on Futures #2 for second month holding period, rounded to two decimal places


In the preceding example, if the change in value of an index had been calculated entirely based on Futures #1 beginning on day 1, had ceased to be based on such contract at the end of Period 1 and had begun to be calculated entirely based on Futures #2 on such day, and had continued to be based entirely on such contract to expiration at the end of Period 2, the index would have appreciated by 3.45%, despite the fact that the price of Futures #1 on day 1 and the price of Futures #2 at the end of Period 2 were equal (i.e. Spot Return was 0.00%). Thus, while Futures #1 yielded no price return, Futures #2 yielded a price return of 3.45% during its holding period. Such a continuous investment in nearby futures contracts produced a return of 3.45% over the two period holding period, which can be accounted for as a Spot Return of 0.00% plus a Roll Return of 3.45%. Spot Return is (($15.00/$15.00) -1) or 0.00%, since the beginning price of Futures #1 is $15.00 and the ending price of Futures #2 is $15.00 over the total holding period. Because Roll Return is the number that, when added to the Spot Return calculation, gives the true Excess Return, and because Excess Return is 3.45% in the above example, Roll Return must be

Excess Return minus Spot Return (3.45%-0.00%), or 3.45%. However, this is only one example of a possible futures market alignment; in any market, Excess Return, or the sum of Spot Return plus Roll Return, could be positive or negative over any given holding period.

The price of the longer-dated position may be higher or lower than the price of the shorter-dated position based on a variety of factors, including the cost of borrowing, transportation, storage and insurance of commodities, the expectations of market participants with respect to future price trends and general inventory, supply and demand trends.


Investors may also calculate the "total return" from an unlevered, continuous investment in nearby commodity futures contracts by adding to the futures return a component of return calculated based on the notional amount of their investment in commodity futures, as it changes from time to time, would earn if invested as cash. Such return (the "Collateral Return Component") can be added to (and thus reinvested in) the futures return component to calculate the "total return" from such an unlevered, continuous investment.



The following table illustrates a simplified calculation of the total return of a continuous investment in nearby commodity futures contracts over a 2 period holding period. The example uses the futures return from the table above and assumed Collateral Return Components:



Total Return Example



                                                                   PERIOD 1     PERIOD 2     TOTAL
                                                                   --------     --------     -----
Return attributable to change in value of futures contracts......    0.00%        3.45%
Return attributable to Collateral Yield Component................    0.50%        0.55%
Total Return.....................................................    0.50%        4.00%       4.52%*


---------------

* 4.52% equals the total return from compounding: (1 + 0.005) X (1 + 0.04) - 1



In the above example, if the futures return had been as calculated in the Excess Return Example and the Collateral Yield Component was as specified, the total return over the two period holding period would be 4.52%.


                                THE JPM INDICES

The JPM Indices have been developed and are calculated by Morgan Guaranty as indices proprietary to J.P. Morgan. The JPMCI, the primary commodities index calculated by Morgan Guaranty, is the arithmetic weighted average of the cumulative returns afforded by notional investments in exchange-traded futures contracts on certain non-financial "hard" (i.e., industrial non-edible) commodities (including base metals, energy products and precious metals). Each of the JPM Indices is designed as a measure of the performance over time of the markets for the applicable commodities.

Morgan Guaranty calculates two investable versions of the JPM Indices, the Excess Return Indices and the Total Return Indices. Subject to the specific terms of each methodology set forth below, each methodology represents a method for determining the cumulative change in value of notional positions in certain commodities or commodity futures contracts, and does not represent an actual investment in commodities or commodity futures contracts. Calculations for the JPM Indices are based on end-of-day futures settlement prices for energy and precious metal indices and on LME end-of-day closing prices for third Wednesday dates for base metal indices. JPM Indices which are based upon only one underlying commodity (whether computed on an excess return or total return basis) are referred to as "JPM Individual Indices".

As long as any series of ComPS is outstanding, Morgan Guaranty will cause the Applicable Index relating to such series of ComPS to be published by one or more public reporting entities as a JPM Individual Index. At the date of this Prospectus, such information is available on both Reuters and Bloomberg.

EXCESS RETURN METHODOLOGY

The actual methodology applied by Morgan Guaranty in calculating Excess Return JPM Individual Indices is set forth below. If the Applicable Index of any series of ComPS is an Excess Return Index, the following methodology will be applied by the Calculation Agent in calculating the Applicable Index:

The value of the relevant Excess Return Index on any Trading Day not subject to a Market Disruption Event will be determined with reference to the following formula:

                           I(t) = I(t-1) + Change(t)

        Where "I(t)" is the value of the relevant Excess Return Index on the date of determination (such date being referred to as "(t)"); "I(t-1)" is the value of the relevant Excess Return Index on the Trading Day not subject to a Market Disruption Event immediately preceding the date of determination (such date being referred to as "(t-1)"); and "Change(t)" is equal to the product of (i) I(t-1) and (ii) the sum of the weighted percentage changes on the date of determination of the U.S. dollar prices of the futures contracts underlying the Applicable Index. Each such weighted percentage change shall be equal to the product of (a) the U.S. dollar percentage gain or loss on such underlying contracts to the date of determination from the immediately preceding Trading Day that is not subject to a Market Disruption Event multiplied by (b) the applicable futures contract's weight in the Applicable Index for such date of determination. The methodology behind the weighting of the futures contracts is set forth under the caption "Rebalance of JPM Indices".

For example, to calculate the value of an Excess Return Index (I(t)) on a Trading Day not subject to a Market Disruption Event for which I(t-1) equals 100 and on which the only Benchmark Contract moves in value from $14.50 to $15.00 (resulting in an Index change of 3.4482759%),

                        I(t) = 100 + (100 X 0.034482759)

                             I(t) = 100 + 3.4482759

                               I(t) = 103.4482759

TOTAL RETURN METHODOLOGY

The methodology applied by Morgan Guaranty in calculating Total Return JPM Individual Indices is set forth below. If the Applicable Index of any series of ComPS is a Total Return Index, the following methodology will be applied by the Calculation Agent in calculating the Applicable Index:

The value of the relevant Total Return Index for any Trading Day not subject to a Market Disruption Event will be determined with reference to the following formula:

                        I(t) = I(t-1) + Change(t) + R(t)

        Where "I(t)" is the value of the relevant Total Return Index on the date of determination (such date being referred to as "(t)"); "I(t-1)" is the value of the relevant Total Return Index on the Trading Day not subject to a Market Disruption Event immediately preceding the date of determination (such date being referred to as "(t-1)"); and "Change(t)" is equal to the product of (i) I(t-1) and (ii) the sum of the weighted percentage changes on the date of determination of the U.S. dollar prices of the futures contracts underlying the Applicable Index. Each such weighted percentage change shall be equal to the product of (a) the U.S. dollar percentage gain or loss on such underlying contracts to the date of determination from the immediately preceding Trading Day that is not subject to a Market Disruption Event multiplied by (b) the applicable futures contract's weight in the Applicable Index for such date of determination. Also, "R(t)" is the return arising for the period from (t-1) to (t) from interest payable on the nominal value of the

        Applicable Index, which shall be based on the rate determined with reference to the following formula:

                              R(t) = I(t-1) X Y(t)

        Where "I(t-1)" has the meaning set forth in the preceding paragraph and

                         Y(t) = [1/(1-Q)](Days/91) - 1


        Where "Q" equals the most recently available noncompetitive discount rate on 13-week U.S. Treasury Bills (updated on weekly auction), as found in the H.15(519) report published by the Board of Governors of the Federal Reserve System (or, if unavailable, a successor rate with a maturity equal to or less than three months, as Morgan Guaranty may determine in its reasonable discretion), multiplied by the quotient of 91/360, and "Days" equals the number of calendar days from Trading Day (t-1) to (t).


For example, to calculate the value of a Total Return Index for any Trading Day not subject to a Market Disruption Event for which I(t-1) equals 100, on which the only Benchmark Contract moves from $14.50 to $15.00, on which the Q (the applicable discount rate (5.00%) multiplied by 91/360) equals 1.26388889% and for which "Days" equals 1,

   I(t) = 100 + (100 X 0.0344827586) + 100 X [(1/(1-0.0126388889)](1/91) - 1)

                 I(t) = 100 + 3.44827586 + (100 X 0.0001397838)

                      I(t) = 100 + 3.44827586 + .01397838

                              I(t) = 103.46225424

REBALANCE OF JPM INDICES

Because the JPM Indices are measures of a continuous investment in commodity futures contracts, and because most futures contracts have maturities (generally from one to three months) which are shorter than the life of any ComPS, the futures contracts serving as bases from which to calculate the change in value of the JPM Indices must be replaced on a periodic basis during the applicable Rollover Period (as defined below) for each. If the Applicable Index for any series of ComPS is an Excess Return Index or Total Return Index, the futures contracts on the commodity underlying the Applicable Index will similarly be replaced during the Rollover Period. The "Rollover Period" is the period of five consecutive Trading Days commencing on the fifth Trading Day of the month in which such replacement occurs. During each day of the Rollover Period, a portion of change in value of the Applicable Index ceases as of the end of such day to be based on the change in value of existing contracts (the "Old Contracts") and begins as of the beginning of the next day to be based on the change in value of the New Contracts. The "New Contracts" are those contracts which are the nearest designated futures contract which (i) have a termination of trading at least ten Trading Days into the month following the Rollover Period and (ii) have a first "notice day" at least ten Trading Days into the month following the Rollover Period. The "notice day" is the first day on which persons holding a short position on such futures contract must inform the exchange on which such contract is traded that they will deliver under such contract.

In the case of energy products for which there exist designated futures contracts for delivery in each month of the year, the New Contracts will be different from the Old Contracts. As indicated in the table below, which lists each of the designated contracts, the rebalancing procedure will occur on a less frequent basis for precious metals and base metals, and as a result the New Contracts and Old Contracts for any Rollover Period may be the same.

TABLE: BENCHMARK CONTRACTS UNDERLYING EXCESS RETURN AND TOTAL RETURN INDICES

                                        APPLICABLE
NO.        COMMODITY NAME/UNITS          DELIVERY      EXCHANGE UNITS PER CONTRACT         DESIGNATED CONTRACT
---   ------------------------------  ---------------  -------  ------------------   --------------------------------
 1    Aluminum $/MT (Metric Tonne)    LME Warehouses   LME      25 tonnes            Third Wednesday of every March,
      (High Grade Primary Aluminum)   Worldwide                                      June, September, December(1)

 2    Copper $/MT                     LME Warehouses   LME      25 tonnes            Third Wednesday of every March,
      (Copper Grade A)                Worldwide                                      June, September, December

 3    Nickel $/MT                     LME Warehouses   LME      6 tonnes             Third Wednesday of every March,
      (Primary Nickel)                Worldwide                                      June, September, December

 4    Zinc $/MT                       LME Warehouses   LME      25 tonnes            Third Wednesday of every March,
      (Special High Grade Zinc)       Worldwide                                      June, September, December

 5    Heating Oil #2, c/gal           New York Harbor  NYMEX    42,000 gallons       Every month

 6    Natural Gas $/MM BTU            Henry Hub,       NYMEX    10,000 MM BTU        Every month
                                      Louisiana

 7    Unleaded Gasoline, c/gal        New York Harbor  NYMEX    42,000 gallons       Every month

 8    Light "Sweet" Crude Oil $/BBL   Cushing,         NYMEX    1,000 bbl            Every month
                                      Oklahoma
 9    Gold $/troy oz                  COMEX- approved  COMEX    100 troy oz          February, April, June, August,
      (.995 fineness)                 vaults                                         December

10    Silver c/troy oz                COMEX- approved  COMEX    5,000 troy oz        March, May, July, September,
      (.999 fineness)                 vaults                                         December

11    Platinum $/troy oz              NYMEX-approved   NYMEX    50 troy oz           January, April, July, October
                                      vaults

Additional underlying futures contracts may from time to time be added to the JPM Indices and may thereafter serve as Applicable Indices. Information substantially similar to that disclosed in the preceding table will be disclosed in any Prospectus Supplement relating to such additional Applicable Indices.

As discussed above, for JPM Individual Indices and for the Applicable Indices, the replacement of the contracts serving as the basis for the calculation of index change will be effected on a proportionate basis over the five day Rollover Period in order to avoid the risks of effecting such replacement entirely on a single day (e.g., a day on which the applicable market displays unusual volatility).

As a result of such process of replacement, the weighting of contracts in the Applicable Indices shall be such that for the Trading Days in any month up to and including the first day of the Rollover Period for such month, the Change(t) (as described above) will be calculated as 100% of the daily change of the underlying Old Contracts. The Change(t) for the second Trading Day of the Rollover Period (assuming no Market Disruption Event) shall be calculated based 80% on the change attributable to the Old Contracts plus 20% on the change for the New Contacts, with similar adjustments made for each day of the Rollover Period.

---------------

(1) The LME trades contracts on every business day for three months and monthly contracts maturing on the third Wednesday of each of the next 12 or more months. The most actively traded contracts are the 3-month forward, the cash, and the contract maturing the third Wednesday of each month.

Accordingly, the relative weights of the Old Contracts and the New Contacts during any given day of a calendar month for calculation of the Change(t) on such day will be as follows:

                            STANDARD ROLLOVER PERIOD

                            TRADING DAY                 OLD CONTRACT     NEW CONTRACT
                              OF MONTH                    WEIGHT %         WEIGHT %
              ----------------------------------------  ------------     ------------
                 Roll-over Period
                   1-4................................       100                0
                   5..................................       100                0
                   6..................................        80               20
                   7..................................        60               40
                   8..................................        40               60
                   9..................................        20               80
                  10..................................         0              100
                  11-month end........................         0              100

The occurrence of a Rollover Period does not, by itself, create a change in the value of the Applicable Index. The occurrence of a Rollover Period merely causes the index change calculation, over the course of the Rollover Period, to be calculated using a new underlying futures contract. For example, assuming a constant Old Contract value of $15.00 and a constant New Contract value of $14.00 throughout the Rollover Period (and thus a daily percentage change for each day of 0%) and a starting Applicable Index value of 100, the following indicates the change in the futures-related portion of the value of the Applicable Index (I(t)) during such Rollover Period:

                            OLD CONTRACT          NEW CONTRACT
                         -------------------   -------------------     INDEX
TRADING DAY              WEIGHT %   % CHANGE   WEIGHT %   % CHANGE   CHANGE(t)*
-----------              --------   --------   --------   --------   ----------
     5.................     100         0           0         0           0
     6.................      80         0          20         0           0
     7.................      60         0          40         0           0
     8.................      40         0          60         0           0
     9.................      20         0          80         0           0
    10.................       0         0         100         0           0

     * Index change(t) is zero for each day because the percentage price change of the underlying futures contracts is zero for each day

However, if a Market Disruption Event occurs during a Rollover Period (i.e., on any day on which a replacement is otherwise scheduled to take place), such replacement will be postponed until the next Trading Day of the Rollover Period on which the Market Disruption Event ceases to be in effect. On the Trading Day such Market Disruption Event ceases to be in effect, the replacement for that day and for all preceding days during which such Market Disruption Event was continuing will be effected. The Change(t) for all Trading Days from the day first subject to a Market Disruption Event to the first Trading Day not subject to a Market Disruption Event shall use the contract weights for the Trading Day on which the Market Disruption Event began. If the Market Disruption Event remains in effect for the remainder of the Rollover Period, the Old Contract will be replaced by the New Contract to the full extent not previously replaced at the end of the next succeeding Trading Day on which such Market Disruption Event ceases to be in effect. The following chart illustrates the replacement process for a Rollover Period including the occurrence of a Market Disruption Event (indicated as an "MDE") on the seventh Trading Day of the month:

            EXAMPLE OF ROLLOVER PERIOD WITH MARKET DISRUPTION EVENT

                            TRADING DAY                   OLD CONTRACT   NEW CONTRACT
                              OF MONTH                      WEIGHT %       WEIGHT %
                           -------------                  ------------   ------------
                  1-4...................................       100              0
                  5.....................................       100              0
                  6.....................................        80             20
                  7 (MDE)...............................        60             40
                  8.....................................        60             40
                  9.....................................        20             80
                 10.....................................         0            100
                 11-month end...........................         0            100

For an Applicable Index which is an Excess Return Index or a Total Return Index, because of the occurrence of the Market Disruption Event on Trading Day 7, the Index would not be officially calculated and no roll would occur. Since no Market Disruption Event occurs on Trading Day 8, an index value is determined for Trading Day 8, and the Change(t) is calculated using the relative contract weights applicable to the Trading Day first subject to the Market Disruption Event (in this example, Trading Day 7) using the index level on Trading Day 6 (the immediately preceding Trading Day not subject to a Market Disruption Event) as I(t-1).

THE JPMCI POLICY COMMITTEE

Morgan Guaranty has established the JPMCI Policy Committee to advise and make recommendations with respect to the determination of the JPM Indices and, to the extent appropriate, the Applicable Indices. The JPMCI Policy Committee meets on an ad hoc basis at the request of Morgan Guaranty in order to discuss policy matters relating to the operation of the JPM Indices and, to the extent appropriate, the Applicable Indices. The JPMCI Policy Committee will advise Morgan Guaranty with respect to, among other things, the effectiveness of the JPMCI as an appropriate commodity investment benchmark; the effectiveness of the JPMCI as a measure of commodity market performance; the need for changes in the weights, composition, price sources or calculation methodology of the JPMCI or the Applicable Indices; the need for creation or elimination of sub-indices of the JPMCI or other commodity indices, drawing either from the existing components of the JPMCI or new commodity components and the treatment of issues relating to market disruptions issues. Morgan Guaranty may at any time act at its discretion to make any modifications to the JPMCI based on recommendations of the JPMCI Policy Committee. Membership of the JPMCI Policy Committee will be subject to change from time to time, and no member will be permitted to purchase or hold any ComPS during his or her term on the Committee. At the time of this Prospectus, the JPMCI Policy Committee consists of the following members:

                             JPMCI POLICY COMMITTEE

             NAME                         TITLE                      FUNCTION
------------------------------  --------------------------  --------------------------
John Fullerton (Chairman).....  Managing Director, J.P.     Head of Global Commodities
                                Morgan
Victor S. Filatov.............  President, Smith Barney     Chief Investment Officer
                                Global Capital Management
                                Inc.
Martin B. Greenberg...........  Chairman of the Board and   Former Chairman of the
                                President of Sterling       Commodities Exchange, Inc
                                Commodities
Philip K. Verleger, Jr........  Vice President, Charles     Economic Consultant and
                                River Associates            former Visiting Fellow,
                                                            Institute of International
                                                            Economics
Jeanne Feldhusen..............  Managing Director, J.P.     Head of Fixed Income
                                Morgan                      Research

Each of the futures contracts included in the JPM Indices must satisfy each of the following JPMCI Inclusion Criteria: the futures contracts must (i) be priced in U.S. dollars, or if priced in a foreign currency, the exchange on which the contract is traded must publish an official exchange rate for conversion of the futures price into U.S. dollars and such currency must be freely convertible into U.S. dollars; (ii) be traded on a regulated futures exchange located in the United States, Canada, the United Kingdom, Japan, Singapore or an O.E.C.D. country and (iii) have a minimum annual trading volume of 300,000 contracts or $500,000,000 for all contract months. If a contract included in the JPM Indices ceases to satisfy the JPMCI Inclusion Criteria, the JPMCI Policy Committee shall meet to consider the substitution of a replacement futures contract for such contract. If no appropriate replacement contract can be found, the JPMCI Policy Committee may recommend the removal of such contract from the JPM Indices. Morgan Guaranty reserves the right to act at its discretion to make any modifications to the JPM Indices based on the recommendations of the JPMCI Policy Committee.

CHANGES IN JPM INDICES DESIGNATED CONTRACTS

Before implementing a change in definition or price sources for a designated contract in the JPM Indices, the JPMCI Policy Committee shall consider the following: (i) the effectiveness of the JPMCI and JPM Indices as appropriate commodity investment benchmarks, (ii) the effectiveness of the JPMCI and JPM Indices as a measure of commodity market performance and (iii) the respective contract volumes, U.S. dollar volumes, open interest, liquidity and transaction costs of the proposed replacement and existing benchmark contracts.

The JPMCI Policy Committee may recommend a change in one or more of the benchmark contracts underlying the JPM Indices if, in the majority opinion of the committee members, the proposed replacement benchmark contract better meets the objectives set forth in clauses (i) and (ii) above and has higher annual contract volumes or U.S. dollar volumes. However, as noted above, Morgan Guaranty may cause a change in one or more of such contracts if any increased cost or tax is imposed on holding or trading such contracts if such contract meets the applicable inclusion rules even though such contract does not have higher annual contract volumes or U.S. dollar volumes.

After consideration of the above (and other) issues the JPMCI Policy Committee may recommend to Morgan Guaranty a change in the composition of the JPM Indices. Morgan Guaranty reserves the right to act at its discretion to make any modifications to the JPMCI based on recommendations of the policy committee. Such changes, including the implementation date and details, shall be published and disseminated by Morgan Guaranty through its usual research distribution network.

THE APPLICABLE INDEX

The Prospectus Supplement for any series of ComPS will specify and provide details with respect to the Applicable Index and the commodity underlying the Applicable Index. As discussed above, the Applicable Index will be an Excess Return Index calculated in the same manner as those of the Excess Return JPM Indices, a Total Return Index calculated in the same manner as those of the Total Return JPM Indices or a Price Reference Index. Each such Prospectus Supplement will also contain information with regard to the historical performance of the Applicable Index.

                        DESCRIPTION OF THE RELATED NOTES

The Related Notes may be issued from time to time in respect of one or more series of Preferred Securities. The following description sets forth certain general terms and provisions of each Related Note to which any series of Preferred Securities may relate. The particular terms of the Related Note included in any Prospectus Supplement and the extent, if any, to which such general provisions may apply to such Related Note will be described in the Prospectus Supplement relating to such Related Note. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, any Prospectus Supplement relating to any Related Note and the other documents incorporated by reference herein. Certain capitalized terms are used herein as defined in the relevant Related Note.

GENERAL

Each Related Note will be an unsecured, unsubordinated obligation of Morgan Guaranty. No Related Note will limit the principal amount of Related Notes that may be issued by Morgan Guaranty. The financial terms of the Related Notes, including, among other things, the maturity and principal of and interest and any premium on any Related Note (or the method of calculating any of the foregoing), will be set forth in the Prospectus Supplement related thereto and will mirror the aggregate financial terms of the related series of Preferred Securities, including as to timing and amount of payments. References made herein to the Related Note refer to each Related Note that may be issued from time to time.

No Related Note will contain any provisions that would limit the ability of Morgan Guaranty to incur indebtedness. Reference is made to any Prospectus Supplement relating to the Related Note offered thereby for information with respect to any deletions from, modifications of or additions to the events of default or covenants of Morgan Guaranty applicable to the Related Note that is referred to therein.

Under terms of each Related Note, Morgan Guaranty will have the ability to issue Related Notes with terms different from those of Related Notes previously issued without the consent of the holders of previously issued Related Notes, in an aggregate principal amount determined by Morgan Guaranty.

SUBORDINATION

The Related Notes will be subordinated and junior in right of payment to certain other indebtedness of subsidiaries of Morgan Guaranty to the extent set forth in each Prospectus Supplement that will accompany this Prospectus.

RELATED NOTE EVENTS OF DEFAULT

If any Related Note Event of Default shall occur with respect to any Related Note and be continuing, the Company will have the right to declare the principal of and the interest on such Related Note and any other amounts payable under the applicable Related Note to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Related Note as applicable. A "Related Note Event of Default" with respect to any Related Note is defined as: (i) default for 30 days in the payment of interest on such Related Note; (ii) default in payment of the principal amount at Stated Maturity or any amount payable upon any redemption of such Related Note; (iii) failure by Morgan Guaranty for 90 days after receipt of notice to it by the Company to comply with any of its covenants or agreements contained in the relevant Related Note; and (iv) certain events of bankruptcy, insolvency, receivership or reorganization involving Morgan Guaranty or certain affiliates. If any Related Note Event of Default described in clause (i), (ii) or (iii) above occurs and is continuing, the Company may declare the relevant Related Note to be due and payable and, upon any such declaration, the relevant Related Note shall become immediately due and payable along with any accrued and unpaid interest. If any Related Note Event of Default described in clause (iv) above occurs and is continuing, all Related Notes shall become immediately due and payable along with any accrued and unpaid interest. Under certain conditions the Company may waive certain past defaults and their consequences with respect to such Related Note. Pursuant to the LLC Agreement, the holders of Preferred Securities in certain circumstances have the right to direct the Company to exercise certain of its rights as the holder of the relevant Related Note.

MODIFICATION OF ANY RELATED NOTE

Morgan Guaranty and the Company may, without the consent of the holders of any Preferred Securities, enter into senior notes supplemental to any Related Note for, among others, one or more of the following purposes: (i) to evidence the succession of another person to, and the assumption by such successor of, Morgan Guaranty's obligations under such Related Note; (ii) to add covenants of Morgan Guaranty, or surrender any rights of Morgan Guaranty, for the benefit of the Company; and (iii) to cure any ambiguity, or correct any inconsistency in, such Related Note.

Each Related Note will contain provisions permitting Morgan Guaranty and the Company, with the consent of the holders of the not less than a majority in Principal Amount of the outstanding Preferred Securities relating to such Related Note, to modify such Related Note; provided that no such modification may, without the consent of the holders of all outstanding Preferred Securities affected thereby, (i) reduce the amount of Preferred Securities of such series the holders of which must consent to any amendment, supplement or waiver of such Related Note; (ii) reduce the rate of or extend the time for the payment of interest on the Related Note; (iii) alter the method of calculation of, or reduce, the amount paid at Stated Maturity or extend the Stated Maturity of such Related Note (other than pursuant to the terms of such Related Note) or (iv) make any Related Note payable in money or property other than that stated in the Related Note.

GOVERNING LAW

Each Related Note will be construed in accordance with the laws of the State of New York.

MISCELLANEOUS

Related Notes will not be deposits or other obligations of a bank and will not be insured by the Federal Deposit Insurance Corporation or any other federal agency.

                          DESCRIPTION OF THE GUARANTEE

Set forth below is a summary of information concerning the Guarantee that will be executed and delivered by J.P. Morgan for the benefit of the holders, from time to time, of Preferred Securities. The terms of the Guarantee will be those set forth in the Guarantee. The summary set forth herein does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

Pursuant to the Guarantee, J.P. Morgan will irrevocably and unconditionally agree, on a subordinated basis to the extent set forth therein, to pay in full to the holders of the applicable Preferred Securities the Guarantee Payments (as defined herein), without duplication of amounts paid by the Company, as and when due, regardless of any defense, right of set-off or counterclaim that the Company may have or assert.

The following payments with respect to Preferred Securities (the "Guarantee Payments"), to the extent not paid by the Company, will be subject to the Guarantee (without duplication): (i)(A) any accrued and unpaid distributions that are required to be paid on such Preferred Securities and (B) in the case of ComPS, the ComPS Early Redemption Price or the ComPS Redemption Price, as applicable, and in the case of all other Preferred Securities, the Preferred Redemption Price, in each case including all accrued and unpaid distributions, but if and only if to the extent that, in each case, Morgan Guaranty has made payment to the Company of interest or principal on the Related Note underlying such Preferred Securities, and (ii) upon a voluntary or involuntary dissolution, winding-up or termination of the Company (other than in connection with the redemption of all of the Preferred Securities upon maturity or redemption of the applicable Related Note) the lesser of (A) the Liquidation Distribution to the extent the Company has funds available therefor and (B) the amount of assets of the Company remaining available for distribution to holders of such Preferred Securities upon such liquidation, dissolution, winding-up or termination of the Company. J.P. Morgan's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by J.P. Morgan to the holders of Preferred Securities or by causing the Company to pay such amounts to such holders.

The Guarantee will be a guarantee with respect to each series Preferred Securities issued by the Company from the time of issuance of such Preferred Securities, but will not apply to any payment of distributions except to the extent Morgan Guaranty has made the related payment on the Related Note underlying such Preferred Securities. If Morgan Guaranty does not make interest payments on the applicable Related Note, the Company will not pay distributions on the related Preferred Securities and will not have funds available therefor. See "Description of the Related Notes".

MODIFICATION OF THE GUARANTEE; ASSIGNMENT

Except with respect to any changes that do not adversely affect the rights of holders of the applicable Preferred Securities (in which case no vote will be required), the Guarantee may be amended only with the prior approval of the holders of not less than a majority in aggregate Principal Amount of the affected outstanding Preferred Securities, voting as a single class. The manner of obtaining any such approval of holders of such Preferred Securities will be set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in the Guarantee shall bind the successors, assignees, receivers, trustees and representatives of J.P. Morgan and shall inure to the benefit of the holders of the applicable Preferred Securities then outstanding.

REMEDIES OF HOLDERS

Upon the failure of J.P. Morgan to perform any of its payments or other obligations with respect to any Preferred Securities under the Guarantee, any holder of such Preferred Securities may institute a legal proceeding directly against J.P. Morgan without first instituting a legal proceeding against the Company. Subject to the award by a court of competent jurisdiction of legal fees in connection with any such legal proceeding, each holder will be required to bear its own costs in connection with instituting a legal proceeding directly against J.P. Morgan, which cost may be significant.

TERMINATION OF THE GUARANTEE


The Guarantee will terminate as to the applicable Preferred Securities upon full payment of the ComPS Early Redemption Price, the ComPS Redemption Price, the Preferred Redemption Price of all such Preferred Securities or upon full payment of the amounts payable upon liquidation of the Company, as applicable. The Guarantee will continue to be effective or will be reinstated as to any Preferred Securities, as the case may be, if at any time any holder of the applicable Preferred Securities must restore payment of any sums paid under such Preferred Securities or the Guarantee (e.g., upon a subsequent bankruptcy of Morgan Guaranty or J.P. Morgan).

STATUS OF THE GUARANTEE

The Guarantee will constitute an unsecured obligation of J.P. Morgan and will rank (i) subordinate and junior in right of payment to all other liabilities of J.P. Morgan, (ii) pari passu with the most senior preferred or preference stock outstanding as of the date hereof of J.P. Morgan and (iii) senior to J.P. Morgan's common stock. The terms of the Preferred Securities provide that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the applicable Guarantee.

The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the Guarantee without instituting a legal proceeding against any other person or entity).

GOVERNING LAW

The Guarantee will be governed by and construed and interpreted in accordance with the laws of the State of New York.

                   DESCRIPTION OF THE RELATED NOTE GUARANTEE

Set forth below is a summary of information concerning the Related Note Guarantee that will be executed and delivered by J.P. Morgan in respect of each Related Note for the benefit of the Company as the holder of the Related Notes. The terms of the Related Note Guarantee will be those set forth in the Related Note Guarantee. The summary set forth herein does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the form of the Related Note Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Related Note Guarantee will be held by the Company.

GENERAL

Pursuant to the Related Note Guarantee, J.P. Morgan will irrevocably and unconditionally agree, on a subordinated basis to the extent set forth therein, to pay in full to the Company, as the holder of each Related Note, the Related Note Guarantee Payments (as defined herein), without duplication of amounts paid by Morgan Guaranty, as and when due, regardless of any defense, right of set-off or counterclaim that Morgan Guaranty may have or assert with respect to the obligation to make such Related Note Guarantee Payments. The following payments with respect to the applicable Related Note (the "Related Note Guarantee Payments"), to the extent not paid by Morgan Guaranty, will be subject to the Related Note Guarantee (without duplication): (i) any accrued and unpaid distributions that are required to be paid on such Related Note and (ii) any principal payable by Morgan Guaranty, as and when payable by Morgan Guaranty. J.P. Morgan's obligation to make a Related Note Guarantee Payment may be satisfied by direct payment of the required amounts by J.P. Morgan to the Company or by causing Morgan Guaranty to pay such amounts to the Company.

The Related Note Guarantee will be a full and unconditional guarantee with respect to each Related Note issued by Morgan Guaranty from the time of issuance of such Related Note.

MODIFICATION OF THE RELATED NOTE GUARANTEE; ASSIGNMENT

The Related Note Guarantee may be amended only with the prior approval of the Company. All guarantees and agreements contained in the Related Note Guarantee shall bind the successors, assignees, receivers, trustees and representatives of J.P. Morgan and shall inure to the benefit of the Company as the holder of each Related Note then outstanding.

REMEDIES OF THE COMPANY AND HOLDERS OF COMPS

The Company has the sole right to direct the time, method and place of conducting any proceeding providing for any remedy available to it in respect of the Related Note Guarantee. Pursuant to the LLC Agreement, the holders of Preferred Securities in certain circumstances (including a payment default under the Related Note by J.P. Morgan) have the right to direct the Company to exercise certain of its rights as the holder of the Related Note Guarantee.

TERMINATION OF THE RELATED NOTE GUARANTEE

The Related Note Guarantee will terminate as to any Related Note upon full payment of the Related Note Redemption Price (as defined below) of such Related Note. The Related Note Guarantee will continue to be effective or will be reinstated with respect to any Related Note, as the case may be, if at any time the Company must restore payment of any sums paid under the Related Note or under the Related Note Guarantee with respect to such Related Note (e.g., upon a subsequent bankruptcy of J.P. Morgan).

STATUS OF THE RELATED NOTE GUARANTEE

The Related Note Guarantee will constitute an unsecured obligation of J.P. Morgan and will rank (i) subordinate and junior in right of payment to all other liabilities of J.P. Morgan, (ii) pari passu with the most senior preferred or preference stock outstanding as of the date hereof of J.P. Morgan, and (iii) senior to J.P. Morgan's common stock. The terms of the Preferred Securities provide that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Related Note Guarantee.


The Related Note Guarantee will constitute a guarantee of payment and not of collection (that is, the Company may institute a legal proceeding directly against J.P. Morgan to enforce its rights under the Related Note Guarantee without instituting a legal proceeding against Morgan Guaranty).


GOVERNING LAW

The Related Note Guarantee will be governed by and construed and interpreted in accordance with the laws of the State of New York.

                              PLAN OF DISTRIBUTION

The Company may sell the Preferred Securities in one or more of the following ways from time to time: (i) to or through underwriters or dealers, (ii) directly to purchasers or (iii) through agents. The Prospectus Supplement with respect to any Offered Securities will set forth (a) the terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers or agents, (b) the purchase price of the Offered Securities and the proceeds to the Company from such sale, (c) any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation, (d) any initial public offering prices, (e) any discounts or concessions allowed or paid to dealers and (f) any securities exchange on which such Offered Securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

If dealers are utilized in the sale of Offered Securities, the Company will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

Any series of Preferred Securities may be sold from time to time either directly by the Company or by agents of the Company designated by the Company. Any agent involved in the offer or sale of the Offered Securities with respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the applicable Prospectus Supplement relating thereto. Unless otherwise indicated in the applicable Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

The Preferred Securities may be sold directly by the Company to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

Agents, dealers and underwriters may be entitled under agreements with J.P. Morgan or the Company to indemnification by J.P. Morgan or the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for J.P. Morgan or the Company in the ordinary course of business.

Each series of Offered Securities will be a new issue of securities and will have no established trading market. Any underwriters to whom Offered Securities are sold for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Offered Securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the Offered Securities.

This Prospectus and the related Prospectus Supplement may be used by direct or indirect wholly-owned subsidiaries of J.P. Morgan in connection with offers and sales related to secondary market transactions in the ComPS. Such subsidiaries may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of a sale.

                                 LEGAL MATTERS


The validity of the Securities offered hereby will be passed upon by Gene A. Capello, Vice President and Assistant General Counsel of J.P. Morgan, and by Cravath, Swaine & Moore, New York, New York, counsel for any underwriters, selling agents and certain other purchasers. Mr. Capello owns or has the right to acquire a number of shares of common Stock of J.P. Morgan equal to or less than 0.01% of the outstanding common stock of J.P. Morgan.

                                    EXPERTS

The audited financial statements contained in J.P. Morgan's Annual Report on Form 10-K for the year ended December 31, 1995 (included in J.P. Morgan's Annual Report to Stockholders), are incorporated by reference in this Prospectus in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    ANNEX I

                               GLOSSARY OF TERMS

The following are abbreviated definitions of certain capitalized terms used in the Prospectus Supplement. The LLC Agreement, the Guarantee, the Related Note Guarantee and any Related Note may contain more complete definitions of certain of the terms defined herein, as well as definitions of certain other terms not defined herein, and reference should be made to the LLC Agreement, the Guarantee, the Related Note Guarantee and the relevant Related Note, as applicable, for complete definitions of such terms.

BENCHMARK CONTRACTS.....with respect to any Applicable Index, the futures contracts on the relevant commodity the change in value of which serve as the basis for calculating the change in value of such Applicable Index.

BULLION COMPS...........ComPS for which the Applicable Index is a Price
                        Reference Index in which all distributions and the Bullion ComPS Principal Amount are indexed to the value at such time in U.S. dollars (the "Dollar Equivalent Value") of bullion (i.e., gold, silver, platinum or palladium).

BULLION COMPS
PRINCIPAL AMOUNT........the Dollar Equivalent Value of the applicable portion of the applicable fixing price for the applicable amount of the applicable bullion commodity at such time.

BUSINESS DAY............any day other than a Saturday, Sunday or any other day on which banking institutions in New York, New York, are permitted or required by any applicable law to close.

CODE....................the Internal Revenue Code of 1986, as amended.


COLLATERAL RETURN
COMPONENT...............with respect to any Total Return ComPS, a component of the value of the Applicable Index computed on the fluctuating index value of the Applicable Index at the most recent auction rate for 3-month U.S. Treasury Bills or any successor rate thereto with a maturity of 3 months or less or, if no such rate has been determined in the 13 days prior to the date of determination, as Morgan Guaranty may determine in its reasonable discretion.


COMMISSION..............the Securities and Exchange Commission.

COMMON SECURITIES.......the common securities of the Company representing voting limited liability company interests in the Company, to be directly or indirectly owned by J.P. Morgan.

DISTRIBUTIONS...........if any, as specified in the applicable Prospectus
                        Supplement.

DTC.....................the Depository Trust Company.

EARLY REDEMPTION
VALUE...................The average for the 10 days of the Early Determination
                        Period of the discounted present value of the indexed Principal Amount of the ComPS, as set forth under "Description of ComPS--Early Redemption Upon the Occurrence of a Special Event or at the Election of the Holders of the ComPS".

ERISA...................the Employee Retirement Income Security Act of 1974.

EXCHANGE ACT............the Securities Exchange Act of 1934, as amended.

FACE AMOUNT.............as set forth in the applicable Prospectus Supplement.


FACTOR..................as specified in the applicable Prospectus Supplement, the amount by which the Redemption Value is reduced to account for certain costs of issuing Excess Return or Total Return ComPS.


GUARANTEE...............the Guarantee Agreement executed by J.P. Morgan on behalf of the holders of each series of Preferred Securities.

GUARANTEE PAYMENTS......without duplication, (i)(A) any accrued and unpaid distributions that are required to be paid on the Preferred Securities and (B) the Preferred Redemption Price, but if and only to the extent that, in each of case, Morgan Guaranty has made a payment of interest or principal, as the case may be, on the Related Note and
                        (ii) upon a Liquidation Event (other than in connection with the redemption of all the Preferred Securities upon the maturity or redemption of the applicable Related
                        Note), the lesser of (A) the Liquidation Distribution to the extent the Company has funds available therefor, and
                        (B) the amount of assets of the Company remaining available for distribution to holders of the Preferred Securities upon such Liquidation Event.

INITIAL HOLDERS.........holders who purchase any Preferred Securities upon original issuance.

INTEREST PAYMENT DATE...with respect to any Related Note, as specified in the applicable Prospectus Supplement.

INVESTMENT COMPANY
EVENT...................the receipt by the Company of an opinion of a nationally recognized independent counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation, a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority or the expiration or revocation of any applicable exemption obtained by the Company (a "Change in 1940 Act Law"), there is more than an insubstantial risk that the Company is or will be considered an "investment company" that is required to be registered under the 1940 Act, which Change in 1940 Act Law becomes effective on or after the date of this Prospectus.

IRS.....................Internal Revenue Service.

ISSUE DATE..............as set forth in the applicable Prospectus Supplement.

LLC AGREEMENT...........the limited liability company agreement among J.P.
                        Morgan, JPM Ventures and holders of Preferred Securities subsequently becoming members thereof dated February 16, 1996, and effective as of November 21, 1995.

LIQUIDATION
DISTRIBUTION............in respect of any Liquidation Event, the sum of (a) the
                        Early Redemption Value or stated liquidation preference, as applicable, plus (b) the amount of accrued and unpaid distributions on such Preferred Security to but excluding the date of payment.

LIQUIDATION EVENT.......any liquidation, dissolution, winding-up or termination of the Company, whether voluntary or involuntary.

NASDAQ..................The Nasdaq Stock Market.

1940 ACT................the Investment Company Act of 1940, as amended.

PREFERRED
REDEMPTION
PRICE...................On any date of redemption, an amount equal to (i) the
                        Principal Amount per Preferred Security plus (ii) accrued and unpaid distributions to but excluding the date of redemption.

PREFERRED SECURITIES....Preferred Securities of J.P. Morgan Index Funding
                        Company, LLC.

PRINCIPAL AMOUNT........at any time, (i) in the case of any Preferred Security, the Bullion ComPS Principal Amount, Redemption Value, Early Redemption Value or stated liquidation preference thereof, as applicable, as if determined as of such time, and (ii) in the case of any Related Note, the principal amount thereof at such time determined pursuant to the terms thereof.

REDEMPTION DATE.........either the Stated Maturity or an Early Redemption Date, as applicable.

REDEMPTION VALUE........with respect to any series of ComPS, the average for the
                        Determination Period of the Principal Amount thereof, as described under "Description of ComPS--Calculation of Redemption Value".

RELATED NOTE............an unsecured, unsubordinated debt obligation of Morgan
                        Guaranty, as described in the applicable Prospectus Supplement.

RELATED NOTE
EVENT OF DEFAULT........(i) default for 30 days in the payment of interest on the applicable Related Note; (ii) default in payment of principal amount at the Stated Maturity or any amount payable upon any redemption of the applicable Related Note; (iii) failure by Morgan Guaranty for 90 days after receipt of notice to it to comply with any of its covenants or agreements contained in the applicable Related Note; and (iv) certain events of bankruptcy, insolvency, receivership or reorganization involving Morgan Guaranty or certain affiliates.

SECURITIES..............the Common Securities and the Preferred Securities.

SECURITIES ACT..........the Securities Act of 1933.

SENIOR INDEBTEDNESS.....with respect to Morgan Guaranty, as specified in the applicable Prospectus Supplement.

SPECIAL EVENT...........either a Tax Event or an Investment Company Event.

SPECIAL REDEMPTION......if specified in the applicable Prospectus Supplement, upon the occurrence and during the continuation of a Special Event, Morgan Guaranty will have the right to redeem the applicable Related Note for cash at the Related Note Redemption Price, with the result that the Company will redeem Preferred Securities on a Pro Rata Basis for cash at the Preferred Redemption Price.

SPECIAL REDEMPTION
DATE....................any date in respect of which upon the occurrence and continuation of a Tax Event or an Investment Company Event, Morgan Guaranty shall have called for redemption in whole or in part the Related Notes, and the Company shall have called for redemption in whole or in part the Preferred Securities.

STATED MATURITY.........with respect to any series of Preferred Securities, as set forth in the applicable Prospectus Supplement.

TAX COUNSEL.............Cravath, Swaine & Moore, special tax counsel to J.P.
                        Morgan and the Company.

TAX EVENT...............the receipt by the Company of an opinion of nationally recognized independent tax counsel experienced in such matters (a "Tax Opinion") to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any amendment to, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination), (c) any interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the theretofore generally accepted position or (d) any action taken by any governmental agency or regulatory authority, which amendment or change is enacted, promulgated, issued or announced or which interpretation or pronouncement is issued or announced or which action is taken, in each case on or after the date of this Prospectus Supplement, that there is more than an insubstantial risk that at such time or within 90 days of the date thereof (i) the Company is or would be subject to United States Federal income tax with respect to income accrued or received on any Related Note, (ii) the interest payable on any Related Note is not or would not be deductible by Morgan Guaranty for United States Federal income tax purposes, (iii) the contingent principal in excess of the Face Amount of any series of Preferred Securities (if any) payable on any Related Note is not or would not be deductible by Morgan Guaranty for United States Federal income tax purposes or (iv) the Company is or would be subject to more than a de minimis amount of other taxes, duties or other governmental charges.

TRADING DAY.............any day on which open-outcry trading on either the NYMEX or the LME is scheduled to occur or occurs.

SPECIAL REDEMPTION
DATE....................any date in respect of which upon the occurrence and continuation of a Tax Event or an Investment Company Event Morgan Guaranty shall have called for redemption in whole or in part the Related Note, and the Company shall have called for redemption on a pro rata basis an equal Principal Amount of the ComPS and related Common Securities.

STATED MATURITY.........[          ], 20[  ].

TAX COUNSEL.............Cravath, Swaine & Moore, special tax counsel to J.P.
                        Morgan and the Company.

TAX EVENT...............the receipt by the Company of an opinion of nationally recognized independent tax counsel experienced in such matters (a "Tax Opinion") to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any amendment to, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory determination), (c) any interpretation or pronouncement that provides for a position with respect to such laws or regulations that differs from the theretofore generally accepted position or (d) any action taken by any governmental agency or regulatory authority, which amendment or change is enacted, promulgated, issued or announced or which interpretation or pronouncement is issued or announced or which action is taken, in each case on or after the date of this Prospectus Supplement, that there is more than an insubstantial risk that at such time or within 90 days of the date thereof (i) the Company is or would be subject to United States Federal income tax with respect to income accrued or received on any Related Note, (ii) the interest payable on any Related Note is not or would not be deductible by Morgan Guaranty for United States Federal income tax purposes, (iii) the contingent principal in excess of the Face Amount of any series of Preferred Securities (if any) payable on any Related Note is not or would not be deductible by Morgan Guaranty for United States Federal income tax purposes or (iv) the Company is or would be subject to more than a de minimis amount of other taxes, duties or other governmental charges.

TRADING DAY.............any day on which open-outcry trading on either the New
                        York Mercantile Exchange (the "NYMEX") or the LME is scheduled to occur or occurs.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS.

         1(a)(1)      --   Form of Underwriting Agreement for Preferred Securities*
         3(a)         --   Certificate of Formation of J.P. Morgan Index Funding Company, LLC*
         3(b)         --   Amended and Restated Limited Liability Company Agreement of J.P. Morgan
                           Index Funding Company, LLC*
         3(c)         --   Restated Certificate of Incorporation of J.P. Morgan & Co.
                           Incorporated, as amended*
         3(d)         --   By-Laws of J.P. Morgan & Co. Incorporated as amended through December
                           11, 1991*
         4(a)(1)      --   Form of Certificate for Securities for Preferred Securities (included in Exhibit 3(b))
         4(b)         --   Form of Guarantee Agreement*
         4(c)         --   Form of Related Note Guarantee Agreement*
         4(d)         --   Form of Related Note*
         4(e)         --   Form of Agreement as to Expenses and Liabilities*
         4(f)         --   Form of License Agreement between Morgan Guaranty and J.P. Morgan Index
                           Funding Company, LLC*
         4(g)         --   Form of Certificate for Securities for Preferred Securities (included in Exhibit 3(b))
         5            --   Opinion of Margaret M. Foran (predecessor to Gene A. Capello)*
        12            --   Computation of Consolidated Ratio of Earnings to Fixed Charges and
                           Consolidated Ratio of Earnings to Combined Fixed Charges and Preferred
                           Stock Dividends*
        23(a)         --   Consent of Price Waterhouse LLP*
        23(b)         --   Consent of Margaret M. Foran (predecessor to Gene A. Capello) (included in Exhibit 5)
        24            --   Powers of Attorney

---------------

* Previously filed.

ITEM 17. UNDERTAKING.

The Registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of J.P. Morgan's Annual Report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The Registrants hereby undertake:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

           (iii) to include any material information with respect to the Plan of Distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by J.P. Morgan pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York and State of New York, on this 2nd day of October, 1996.

                                          J.P. MORGAN & CO. INCORPORATED

                                          By /s/ GENE A. CAPELLO

                                            ------------------------------------
                                            Gene A. Capello
                                            (Vice President and Assistant
                                             General Counsel)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated.

                  SIGNATURE                                TITLE                    DATE
---------------------------------------------  -----------------------------  -----------------
         /s/ DOUGLAS A. WARNER III*            Chairman of the Board,           October 2, 1996
---------------------------------------------    President and Director,
           (Douglas A. Warner III)               (Principal Executive
                                                 Officer)
            /s/ RILEY P. BECHTEL*              Director                         October 2, 1996
---------------------------------------------
             (Riley P. Bechtel)
            /s/ MARTIN FELDSTEIN*              Director                         October 2, 1996
---------------------------------------------
             (Martin Feldstein)
             /s/ HANNA H. GRAY*                Director                         October 2, 1996
---------------------------------------------
               (Hanna H. Gray)
           /s/ JAMES R. HOUGHTON*              Director                         October 2, 1996
---------------------------------------------
             (James R. Houghton)
           /s/ JAMES L. KETELSEN*              Director                         October 2, 1996
---------------------------------------------
             (James L. Ketelsen)
             /s/ WILLIAM S. LEE*               Director                         October 2, 1996
---------------------------------------------
              (William S. Lee)
           /s/ ROBERTO G. MENDOZA*             Vice Chairman of the Board       October 2, 1996
---------------------------------------------    and Director
            (Roberto G. Mendoza)
          /s/ MICHAEL E. PATTERSON*            Vice Chairman of the Board       October 2, 1996
---------------------------------------------    and Director
           (Michael E. Patterson)
             /s/ LEE R. RAYMOND*               Director                         October 2, 1996
---------------------------------------------
              (Lee R. Raymond)

                  SIGNATURE                                TITLE                    DATE
---------------------------------------------  -----------------------------  -----------------
           /s/ RICHARD D. SIMMONS*             Director                         October 2, 1996
---------------------------------------------
            (Richard D. Simmons)
            /s/ KURT F. VIERMETZ*              Vice Chairman of the Board       October 2, 1996
---------------------------------------------    and Director
             (Kurt F. Viermetz)
          /s/ DENNIS WEATHERSTONE*             Retired Chairman of the Board    October 2, 1996
---------------------------------------------    and Director
            (Dennis Weatherstone)
           /s/ DOUGLAS C. YEARLY*              Director                         October 2, 1996
---------------------------------------------
             (Douglas C. Yearly)
             /s/ JOHN A. MAYER*                Chief Financial Officer          October 2, 1996
---------------------------------------------    (Principal Financial
               (John A. Mayer)                   Officer)
            /s/ DAVID H. SIDWELL*              Managing Director and            October 2, 1996
---------------------------------------------    Controller (Principal
             (David H. Sidwell)                  Accounting Officer)
         *By:           /s/ GENE A.
                   CAPELLO
---------------------------------------------
              (Gene A. Capello,
              Attorney-in-Fact)